   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1997



                                                      REGISTRATION NO. 333-37633

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          PENTEGRA DENTAL GROUP, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          8021                  76-0545043
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         ------------------------------

     PENTEGRA DENTAL GROUP, INC.                     GARY S. GLATTER
   2999 NORTH 44TH STREET, STE. 650          2999 NORTH 44TH STREET, STE. 650
        PHOENIX, ARIZONA 85018                    PHOENIX, ARIZONA 85018
            (602) 952-1200                            (602) 952-1200
  (Address, including zip code, and       (Name and address, including zip code,
telephone number, including area code,     and telephone number, including area
 of registrant's principal executive           code, of agent for service)
               offices)

                         ------------------------------

                                   COPIES TO:

           RICHARD S. ROTH                             TED W. PARIS
        JACKSON WALKER L.L.P.                     BAKER & BOTTS, L.L.P.
            1100 LOUISIANA                            910 LOUISIANA
              SUITE 4200                                SUITE 3000
         HOUSTON, TEXAS 77002                      HOUSTON, TEXAS 77002

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED         PROPOSED MAXIMUM
              TITLE OF EACH                                           MAXIMUM             AGGREGATE            AMOUNT OF
           CLASS OF SECURITIES                AMOUNT TO BE        OFFERING PRICE          OFFERING           REGISTRATION
            TO BE REGISTERED                  REGISTERED(1)        PER SHARE(1)         PRICE(2),(3)            FEE(4)
Common Stock, $.001 par value............          --                   --               $31,625,000            $9,584


(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Includes shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(3) Estimated solely for purposes of calculating the registration fee.


(4) Previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject To Completion, Dated December 11, 1997


PROSPECTUS

                                2,500,000 SHARES

                          PENTEGRA DENTAL GROUP, INC.

                                  COMMON STOCK
                                ----------------


    All of the shares of Common Stock, par value $.001 per share ("Common Stock"), offered hereby (the "Offering") are being offered by Pentegra Dental Group, Inc. (the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the American Stock Exchange under the symbol "PEN."


                             ---------------------


    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Underwriting
                                                               Discounts
                                                    Price to      and     Proceeds to
                                                     Public   Commissions(1)  Company(2)
Per Share.........................................      $          $           $
Total(3)..........................................      $          $           $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $2,300,000, payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $       and
    $         , respectively. See "Underwriting."

                             ---------------------


    The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about            , 1998.


                             ---------------------

LEHMAN BROTHERS                                    RAUSCHER PIERCE REFSNES, INC.


                                          , 1998

                                     [MAP]


    THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED SUMMARY FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.



    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    PENTEGRA DENTAL GROUP, INC. ("PENTEGRA" OR THE "COMPANY") WAS RECENTLY FORMED TO SERVE, UPON COMPLETION OF THE OFFERING, AS THE PARENT CORPORATION OF PENTEGRA INVESTMENTS, INC. ("PII"). CONCURRENTLY WITH THE CLOSING OF THE OFFERING, (I) THE COMPANY WILL ACQUIRE, IN SEPARATE TRANSACTIONS (THE "AFFILIATIONS"), SUBSTANTIALLY ALL THE TANGIBLE AND INTANGIBLE ASSETS, AND ASSUME CERTAIN LIABILITIES, OF 50 DENTAL PRACTICES (COLLECTIVELY, THE "FOUNDING AFFILIATED PRACTICES") IN EXCHANGE FOR CASH AND SHARES OF COMMON STOCK, (II) THE HOLDERS OF COMMON STOCK OF PII WILL EXCHANGE EACH SHARE OUTSTANDING IMMEDIATELY PRIOR TO THE CLOSING OF THE OFFERING (BUT AFTER GIVING EFFECT TO A REPURCHASE BY PII OF SHARES OF ITS COMMON STOCK, AT A PURCHASE PRICE OF $.01 PER SHARE, SUCH THAT THE TOTAL NUMBER OF SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE AFFILIATIONS AND THE SHARE EXCHANGE WILL NOT EXCEED 3,941,898 SHARES) FOR SHARES OF COMMON STOCK ON A ONE-FOR-ONE BASIS (THE "SHARE EXCHANGE") PURSUANT TO AN EXCHANGE AGREEMENT, (III) THE COMPANY WILL ACQUIRE (THE "PENTEGRA/ NAPILI TRANSACTION") SUBSTANTIALLY ALL OF THE ASSETS OF TWO COMPANIES CONTROLLED BY THE COMPANY'S CHAIRMAN OF THE BOARD, PENTEGRA, LTD. AND NAPILI, INTERNATIONAL ("NAPILI"), (IV) PII WILL REPURCHASE 245,835 SHARES OF ITS CLASS B PREFERRED STOCK, PAR VALUE $0.01 PER SHARE ("CLASS B PREFERRED"), AT THE SUBSCRIPTION PRICE PER SHARE PAID TO PII FOR THOSE SHARES AND, IMMEDIATELY THEREAFTER, REDEEM ALL OF THE REMAINING SHARES OF ITS CLASS A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE ("CLASS A PREFERRED") AND CLASS B PREFERRED AT A REDEMPTION PRICE OF $2.00 PER SHARE (THE "REPURCHASE AND REDEMPTION") AND (V) THE COMPANY WILL REPAY APPROXIMATELY $350,000 OF INDEBTEDNESS OUTSTANDING UNDER PROMISSORY NOTES ISSUED BY THE COMPANY IN CONNECTION WITH ITS ORGANIZATIONAL FINANCING. THE NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED IN EACH AFFILIATION WILL DEPEND ON THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK. ACCORDINGLY, THE DISCLOSURES HEREIN RELATING TO THE SHARES OF COMMON STOCK ISSUED IN CONNECTION WITH THE AFFILIATIONS AND THE SHARE EXCHANGE ARE ESTIMATED, BASED ON AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $10.00 PER SHARE (THE MIDPOINT OF THE ESTIMATED INITIAL PUBLIC OFFERING PRICE RANGE). HOWEVER, SO LONG AS THE INITIAL PUBLIC OFFERING PRICE IS LESS THAN $12.00, THE NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE AFFILIATIONS AND THE SHARE EXCHANGE WILL NOT EXCEED 3,941,898 SHARES IN THE AGGREGATE. PENTEGRA DOES NOT EMPLOY DENTISTS TO PRACTICE DENTISTRY NOR DOES IT OTHERWISE CONTROL THE PRACTICE OF DENTISTRY.



    UNLESS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES HEREIN TO (I) "PENTEGRA" OR THE "COMPANY" INCLUDE PENTEGRA DENTAL GROUP, INC. AND PII AND (II) "AFFILIATED PRACTICES" MEAN THE FOUNDING AFFILIATED PRACTICES AND ANY DENTAL PRACTICES WITH WHICH THE COMPANY MAY ENTER INTO SIMILAR RELATIONSHIPS IN THE FUTURE. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK OF PII AND (II) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY

    Pentegra Dental Group, Inc. was recently formed to provide management, administrative, development and other services to dental practices throughout the United States. The Company's approach to dental practice management (the "Pentegra Dental Program") was developed by Dr. Omer K. Reed, the Chairman of the Board of the Company, and is designed to increase revenues and lower costs at Affiliated Practices while freeing the practicing dentists to focus on the delivery of high-quality care. The Company will earn management service fees under long-term service agreements with Affiliated Practices (the "Service Agreements"). In most cases, service fees payable to the Company under the Service Agreements represent a share of the Affiliated Practices' operating profits, thereby providing incentives for the Company and the Affiliated Practices to work together to maximize practice profitability. The Company will also seek to grow by acquiring and affiliating with additional dental practices.


    The Company has entered into definitive acquisition agreements and Service Agreements with 50 Founding Affiliated Practices, which include 77 dentists and 63 dental offices located in 18 states. The Founding Affiliated Practices are primarily general dentistry practices, but also include specialists such as periodontists, pedodontists and oral surgeons. In addition, the Company will acquire from Dr. Reed the assets of a consulting firm, Pentegra, Ltd., which was founded in 1988, and a seminar company, Napili, which was founded in 1963. The clinical, administrative and marketing training developed and provided by these companies to practicing dentists and their teams are the foundation for the Pentegra Dental Program. After completion of the Offering, the Pentegra Dental Program will be available exclusively to Affiliated Practices.

    The Health Care Finance Administration ("HCFA") estimates that in 1995 approximately $43 billion was spent in the United States on dental services, and projects annual dental expenditures will reach $79 billion in the year 2005. In a 1995 survey, the American Dental Association ("ADA") reported that there were approximately 153,000 active dentists in the United States, approximately 88% of whom were practicing either alone or with only one other dentist. In recent years, dentists have begun to consolidate into affiliated groups and with practice management companies. Dentists who affiliate with practice management companies gain several benefits, such as opportunities to achieve economies of scale, to implement cost management techniques and to gain access to capital for new equipment and other working capital needs.

    The Company's objective is to become a leader in providing dental practice management services. In order to achieve this objective, the Company's strategy includes the following elements:


    - FOCUS ON TRADITIONAL FEE-FOR-SERVICE DENTAL CARE. According to the 1997 Mercer Consulting Group Survey of Employer-Sponsored Health Plans, approximately 86% of the respondents in that survey reported that they offer their employees dental plans that pay for dental services on a fee-for-service basis. The Company believes that fee-for-service care is high-quality, highly profitable and professionally rewarding for dentists.



    - INCREASE PRODUCTIVITY AND PROFITABILITY OF AFFILIATED PRACTICES BY IMPLEMENTING THE PENTEGRA DENTAL PROGRAM. The Pentegra Dental Program involves implementing techniques designed to increase revenues and lower costs, as well as methods to make the dentist and his or her practice team more efficient in the delivery of dental care.


    - LOWER OPERATING COSTS BY ACHIEVING ECONOMIES OF SCALE. The Company believes that, as a result of its size and resources, it will be able to provide Affiliated Practices with certain management functions at lower cost than if the Affiliated Practices were to perform the services by themselves.


    - FREE THE DENTIST TO FOCUS MORE TIME ON THE PRACTICE OF DENTISTRY. The Company will relieve practicing dentists of administrative tasks. The Company believes its management and administrative support will substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices.


    - GROW THROUGH ACQUISITIONS AND AFFILIATIONS OF ADDITIONAL DENTAL PRACTICES. The Company will generally seek to affiliate with practices that have high potential for future growth, particularly through implementation of the Pentegra Dental Program, an established reputation for high-quality care and a strategic fit either in an existing market or as an entry into a new market.

    The Pentegra Dental Program is based on a cooperative approach that emphasizes patient wellness and involves the dentist and his or her patient mutually agreeing on a program to achieve and maintain optimal oral health. The Company believes that the average dentist has the skills necessary to diagnose and provide appropriate care to patients, but many of them have not developed the skills needed to obtain patient acceptances of, and commitments to, the treatment plans. As a result, a significant amount of recommended care may not be completed, with correspondingly lower revenues to the dentists. The Company will provide training and support to assist affiliated dentists and their teams to communicate effectively with each patient regarding the type and value of care needed, to obtain the patient's commitment to a treatment plan and then to implement the agreed-upon treatment. In order to promote operational efficiency and assure quality of care at Affiliated Practices, the Company's information systems will monitor patient treatment plans and track the number and type of procedures performed by each practice. Additionally, the Company will provide the Affiliated Practices with billing and collections, purchasing, inventory management, invoice processing and payment, payroll processing, patient scheduling and financial reporting and analysis relating to the implementation of the Pentegra Dental Program. The Company anticipates that the cost of implementing the Pentegra Dental Program in Affiliated Practices primarily consists of compensation expenses to existing Pentegra, Ltd. and Napili employees and will be comparable to the historical compensation expense levels for those two entities.



    The Service Agreements with the professional corporations or associations to be formed by the dentist owners of the Founding Affiliated Practices have initial terms of 40 years, subject to earlier termination under certain circumstances. Pursuant to the Service Agreements, the Company will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices, and will, among other things,
(i) administer the billing and collections for the Founding Affiliated Practices, (ii) provide the necessary clerical, accounting and other non-dental services to the Founding Affiliated Practices and (iii) provide facilities and equipment for the Founding Affiliated Practices. The service fees payable by the Founding Affiliated Practices to the Company under the Service Agreements are based on fair market value of the services to be provided. Generally the service fee are computed based on (i) a percentage of revenues less operating expenses,
(ii) a percentage of revenues not to exceed a percentage of revenues less operating expenses, (iii) a specific fixed service fee or (iv) some combination of these. See "Business--Service Agreements."



    Dentist compensation is determined by the Affiliated Practices pursuant to employment arrangements between the Affiliated Practice and the individual dentists. The Company does not participate in the negotiation of dentist compensation. Pursuant to the terms of the Service Agreements, the Affiliated Practices will continue to provide dental services and will be exclusively in control of all aspects of the practice of dentistry and the provision of dental services. The Company will not engage in the practice of dentistry.



    As a result of the Affiliations and upon completion of the Offering, the dentist-owners of the Founding Affiliated Practices and the executive officers and directors of the Company will beneficially own approximately 57.4% of the outstanding shares of Common Stock. See "Certain Transactions--Organization of the Company" and "Principal Stockholders."

                                  THE OFFERING


Common Stock offered by the Company......  2,500,000 shares
Common Stock to be outstanding after the
  Offering...............................  6,441,898 shares(1)
Use of proceeds..........................  To fund the cash distribution to the dentist-owners of the Founding Affiliated
                                           Practices (approximately $6.4 million), to fund
                                           the Pentegra/Napili Transaction (approximately
                                           $200,000), to repurchase or redeem the
                                           outstanding shares of preferred stock of PII
                                           (approximately $2.8 million), to repay certain
                                           indebtedness of Pentegra and the Founding
                                           Affiliated Practices (approximately $2.7 million)
                                           and the 9.5% promissory notes issued by the
                                           Company in connection with its organizational
                                           financing ($350,000), to purchase certain
                                           accounts receivable of the Founding Affiliated
                                           Practices (approximately $428,000) and for
                                           general corporate purposes. See "Use of
                                           Proceeds."
American Stock Exchange symbol...........  PEN


---------


(1) Includes 2,622,269 shares of Common Stock to be issued in connection with the Affiliations and 1,319,629 shares of Common Stock to be issued in connection with the Share Exchange and excludes (i) an aggregate of 671,667 shares of Common Stock issuable upon exercise of stock options to be granted under the Company's 1997 Stock Compensation Plan (the "1997 Stock Compensation Plan") effective on the date the Offering closes at an exercise price equal to the initial public offering price per share and (ii) 1,328,333 shares reserved for future issuance under the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan."


                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


    Upon completion of the Offering and pursuant to the Affiliations, the Company will acquire substantially all the tangible and intangible assets and assume certain liabilities of the Founding Affiliated Practices. Due to the fact that the Company has had no significant operations to date, no pro forma statement of operations has been included in this Prospectus. The nature and amount of costs to be incurred by the Company in connection with the management services it will provide to the Founding Affiliated Practices may differ from the costs historically incurred by the Founding Affiliated Practices. The summary historical financial information presented below has been derived from the audited financial statements of Pentegra Dental Group, Inc. included in this Prospectus. Except as indicated, the following information does not reflect the effects of the Offering, the Affiliations, the Share Exchange, the Pentegra/ Napili Transaction and the Repurchase and Redemption. For certain information concerning the Affiliations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to the Pentegra Dental Group, Inc. financial statements.



                                                                                               FOR THE PERIOD FROM
                                                                                               INCEPTION (FEBRUARY
                                                                                                21, 1997) THROUGH
                                                                                                  SEPTEMBER 30,
                                                                                                      1997
                                                                                               -------------------
Statement of Operations Data:
Revenue......................................................................................       $      --
Expenses
  General and administrative expenses........................................................             411
  Other expenses.............................................................................             339
                                                                                                       ------
    Total expenses...........................................................................             750
                                                                                                       ------
  Net loss...................................................................................       $    (750)
                                                                                                       ------
                                                                                                       ------



                                                                                              SEPTEMBER 30, 1997
                                                                                         ----------------------------
                                                                                         HISTORICAL   AS ADJUSTED(1)
                                                                                         -----------  ---------------
Balance Sheet Data:
Cash and cash equivalents(2)...........................................................   $     354      $   9,471
Working capital (deficit)..............................................................        (652)         8,586
Total assets...........................................................................       2,071         12,997
Redeemable preferred stock.............................................................       1,089             --
Stockholders' equity (deficit).........................................................         (24)        11,558


------------


(1) As adjusted gives effect to (i) the Offering, (ii) the Affiliations, (iii) the repayment of certain indebtedness of Pentegra and the Founding Affiliated Practices, (iv) the Pentegra/Napili Transaction, (v) the Share Exchange and (vi) the Repurchase and Redemption, as if such transactions had occurred on September 30, 1997. See the Unaudited Pro Forma Balance Sheet of Pentegra and the notes thereto included in this Prospectus.



(2) See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.


ABSENCE OF COMBINED OPERATING HISTORY; NO PRIOR OPERATING EXPERIENCE



    The Company was incorporated in 1997 and has conducted no operations to date other than in connection with the Offering and the Affiliations. The Company has entered into agreements to acquire substantially all the assets and assume certain liabilities of the Founding Affiliated Practices concurrently with the closing of the Offering. In connection with the Affiliations, the Company is entering into Service Agreements with the Founding Affiliated Practices for initial terms of 40 years (subject to early termination by either party for "cause," which includes a material default by or bankruptcy of the other party). See "Business--Service Agreements." Historically, the Founding Affiliated Practices have operated as separate independent entities. There can be no assurance that the process of integrating the management and administrative functions of the Founding Affiliated Practices will be successful or that the Company's management will be able to manage these operations effectively or implement the Company's operating or expansion strategies successfully. Failure by the Company to implement its operating and expansion strategies successfully would have a material adverse effect on the Company. See "Business--Business Strategy" and "--Service Agreements."


RELIANCE ON AFFILIATED PRACTICES AND DENTISTS

    The Company will receive fees for management services provided to the Affiliated Practices under the Service Agreements. It will not employ dentists or control the practice of dentistry by the dentists employed by the Affiliated Practices, and its management services revenue generally will depend on revenue generated by the Affiliated Practices. In some cases, the management fees will be based on the costs and expenses the Company incurs in connection with providing management services. While the laws of some states permit the Company to participate in the negotiations by Affiliated Practices of managed care contracts, preferred provider arrangements and other negotiated price agreements, the Affiliated Practices will be the contracting parties for those relationships, and the Company will be dependent on its Affiliated Practices for the success of any such relationships. Accordingly, the profitability of those payor relationships, as well as the performance of the individual dentists employed by the Affiliated Practices, will affect the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Service Agreements."

    The revenue of the Affiliated Practices (and, therefore, the success of the Company) is dependent on fees generated by the dentists employed by the Affiliated Practices. In connection with the Service Agreements, each dentist who owns a Founding Affiliated Practice will enter into a five-year employment agreement with the professional corporation or other entity with which that dentist is affiliated (and which is a party to a Service Agreement). The dentist employment agreements provide that the employee dentist will not compete with the Affiliated Practice during the term of the agreement and following the termination of the agreement for a term of two years in a specified geographical area. In most states, however, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. Thus, there can be no assurance that a court will enforce such a covenant in a given situation. In addition, no judicial precedents have addressed whether a dental practice management company's interest under a management or service agreement will be viewed as the type of protectable business interest that would permit it to enforce such a covenant or to require an affiliated practice to enforce such covenants against an employee dentist. A substantial reduction in the number of dentists employed by or associated with the Affiliated Practices could have a material adverse effect on the financial performance of the Company. Failure by the Affiliated Practices to employ a sufficient number of dentists (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Company. See "Business--Dentist Employment Agreements."


DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS



    The success of the Company's business strategy will be dependent on, among other things, the successful implementation of new management information systems and other operating systems to permit the effective integration of the administrative operations of the Affiliated Practices into the Company's operations. For example, the Company will be required to integrate its financial information system with existing practice management systems at the Affiliated Practices, which may be different from those used by the Company. Any significant delay or increase in expense associated with the conversion and integration of management information systems used by Affiliated Practices could have a material adverse effect on the successful implementation of the Company's expansion strategy. In addition, the Company will have some systems that are decentralized, including cash collections. Accordingly, the Company will rely on local staff for certain functions, including transferring cash from the Affiliated Practices to the Company. See "Business--Management Information Systems."


RISKS ASSOCIATED WITH EXPANSION STRATEGY


    GENERAL



    The success of the Company's expansion strategy will depend on a number of factors, including the Company's ability to (i) identify attractive and willing candidates to become Affiliated Practices in suitable markets and in suitable locations within those markets, (ii) affiliate with acceptable Affiliated Practices on favorable terms, (iii) adapt the Company's structure to comply with present or future legal requirements affecting the Company's arrangements with Affiliated Practices and comply with regulatory and licensing requirements applicable to dentists and facilities operated and services offered by dentists,
(iv) obtain suitable financing to facilitate its expansion program and (v) expand the Company's infrastructure and management to accommodate expansion. A shortage of available dentists with the skills and experience sought by the Company would have a material adverse effect on the Company's expansion opportunities, and the Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. In addition, there can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required or that the Company will be able to manage effectively and enhance the profitability of additional Affiliated Practices. There can be no assurance that the Company will be able to achieve planned growth, that the assets of dental practices will continue to be available for acquisition by the Company, that the Company will be able to realize expected operating and economic efficiencies from pending or future affiliations or that future affiliations with additional Affiliated Practices will be profitable. See "--Competition," "--Immediate and Substantial Dilution and Absence of Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Business Strategy."



    POTENTIAL DILUTION OF EXISTING STOCKHOLDERS; NONCASH AMORTIZATION CHARGES



    Using shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to then-existing stockholders. In addition, future acquisitions accounted for as purchases may result in substantial annual noncash amortization charges for intangible assets in the Company's statements of operations.

NEED FOR ADDITIONAL FINANCING

    The Company's expansion program will require substantial capital resources. Capital is needed not only for the acquisition of the assets of additional Affiliated Practices, but also for the effective integration, operation and expansion of the Affiliated Practices. The Affiliated Practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology. The Company believes the net proceeds from the Offering and cash flow from operations will be sufficient to meet the Company's anticipated expansion and working capital needs through the end of 1998. Thereafter, however, the Company may require additional capital from outside financing sources in order to continue its expansion program. There can be no assurance that the Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any significant limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PROCEEDS OF OFFERING PAYABLE TO AFFILIATES


    In connection with the closing of the Affiliations, the Company will pay, out of the net proceeds from the Offering, an aggregate of approximately $6.7 million to promoters (including the dentist-owners of the Founding Affiliated Practices), officers and directors of the Company. Of this amount, approximately $6.4 million will be paid to the owners of the Founding Affiliated Practices, including approximately $216,326 to Ronnie L. Andress, D.D.S., $130,027 to James
H. Clarke, Jr., D.D.S., $143,183 to Mack E. Greder, D.D.S., $144,017 to Roger Allen Kay, D.D.S., and $295,830 to Ronald M. Yaros, D.D.S. (each of whom will become a member of the Board of Directors of the Company (the "Board of Directors"). In addition, the Company will use $200,000 of the net proceeds from the Offering to purchase substantially all of the tangible and intangible assets of Pentegra, Ltd. and Napili, both of which entities are affiliates of Dr. Reed, the Company's Chairman of the Board. The Company will also use approximately (i) $2.8 million of the proceeds from the Offering in connection with the Repurchase and Redemption of PII's Class A Preferred and Class B Preferred, including approximately $37,500 to Dr. Reed, $37,500 to Gary S. Glatter, $37,500 to George
M. Siegel, $334 to James L. Dunn, Jr., $667 to J. Michael Casas, $50,000 to Dr. Greder and $50,000 to Dr. Kay (each of whom is, or on closing of the Offering will be, a member of the Board of Directors or an officer of the Company), (ii) approximately $350,000 of the proceeds from the Offering in connection with the repayment of 9.5% promissory notes issued by the Company to fund certain offering and operating expenses, including approximately $25,000 to each of James M. McDonough, D.D.S. and Harold A. Pebbles, Jr., D.D.S. (both of whom are dentist-owners of Founding Affiliated Practices), and (iii) an aggregate of approximately $428,000 of the net proceeds of the Offering in connection with the purchase of certain accounts receivable from the Founding Affiliated Practices. See "Use of Proceeds" and "Certain Transactions--Organization of the Company."


GOVERNMENT REGULATION

    Various federal and state laws regulate the dental services industry. Regulatory oversight includes, but is not limited to, considerations of corporate practice of dentistry, fee splitting, fraud and abuse, self-referral, false claims and insurance regulation.

    CORPORATE PRACTICE OF DENTISTRY AND FEE SPLITTING RESTRICTIONS


    The laws of many states, including all the states in which the Founding Affiliated Practices are located other than New Mexico and Wisconsin, prohibit business corporations such as the Company from engaging in the practice of dentistry or employing dentists to practice dentistry. The specific restrictions against the corporate practice of dentistry, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-dental entity (such as the Company) from controlling the professional assets of a dental practice (such as patient records and payor contracts), employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants), or controlling the content of a dentist's advertising or professional practice. The laws of many states, including all the states in which the Founding Affiliated Practices are located other than Alaska, Maine, Massachusetts, New Mexico and Wisconsin, also prohibit dentists from sharing professional fees with non-dental entities. State dental boards do not generally interpret these prohibitions as preventing a non-dental entity from owning non-professional assets used by a dentist in a dental practice or providing management services to a dentist for a fee, provided certain conditions are met. The Company believes that its operations will not contravene any applicable restriction on the corporate practice of dentistry. There can be no assurance, however, that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited.


    FRAUD AND ABUSE LAWS AND RESTRICTIONS ON REFERRALS AND SELF-REFERRALS


    Many states in which the Founding Affiliated Practices are located, including California, Florida, Maine, Maryland, Michigan, New York, Texas and Washington, have fraud and abuse laws that, in many cases, apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including many of the states in which the Founding Affiliated Practices are located, also impose significant penalties for submitting false claims for dental services. In addition, most of the states in which the Founding Affiliated Practices are located, including Alaska, Arizona, California, Florida, Louisiana, Maine, Maryland, Michigan, New York, Texas and Washington, have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services. Many states in which the Founding Affiliated Practices are located either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states, including Alaska, Florida and Maine, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist.


    ADVERTISING RESTRICTIONS AND LIMITATIONS ON DELEGATION

    Some states prohibit the advertising of dental services under a trade or corporate name. Some states, including Texas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

    INSURANCE REGULATION

    There are certain state insurance regulatory risks associated with the Company's anticipated role in negotiating and administering managed care contracts on behalf of the Affiliated Practices. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. State insurance laws are subject to broad interpretation by regulators and, in some states, state insurance regulators may determine that the Company or the Affiliated Practices are engaged in the business of insurance because of the capitation features (or similar features under which an Affiliated Practice assumes financial risk) that may be contained in managed care contracts. In the event the Company or an Affiliated Practice is determined to be engaged in the business of insurance, the Company or the Affiliated Practice could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurance that the Company's operations would not be adversely affected if the Company or any of the Affiliated Practices were to become subject to state insurance regulations.

    HEALTH CARE REFORM

    The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals, if any, will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. There can be no assurance that applicable federal or state laws and regulations will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with dentists or the operation of Affiliated Practices. See "Business--Government Regulation."

RISKS ASSOCIATED WITH COST CONTAINMENT INITIATIVES

    The health care industry, including the dental services market, is experiencing a trend toward cost containment, as third-party and government payors seek to impose lower reimbursement rates on providers. The Company believes this trend will continue and will increasingly affect dental services. This may result in a reduction in per-patient and per-procedure revenue from historical levels. There can be no assurance that any reductions in revenues and operating margins could be offset through cost reductions, increased volume, introduction of new procedures or otherwise. Accordingly, significant reductions in payments to Affiliated Practices or other changes in reimbursement by third-party payors for dental services performed by Affiliated Practices may have a material adverse effect on the Company.

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS; CAPITATED FEE REVENUE


    The Company believes that managed care arrangements are becoming more prevalent in certain sectors of the dental services industry. As an increasing percentage of the population is covered by managed care organizations that provide dental coverage, the Company believes its future success may be dependent, in part, on its ability to assist the Affiliated Practices in negotiating contracts with dental health maintenance organizations, insurance companies, self insurance plans and other private third-party payors pursuant to which services will be provided on some type of fee-for-service or capitated basis by some of its Affiliated Practices. Under certain capitated contracts, the health care provider accepts a predetermined amount per patient per month as its sole payment in exchange for providing a specific schedule of services to enrollees. These contracts shift much of the risk of providing health care from the payor to the provider. To the extent that an Affiliated Practice enters into capitated managed care arrangements, it will be exposed to the risk that the cost of providing dental care required by these contracts exceeds the amount the Affiliated Practice receives for providing such care. If those costs exceed the revenues received for the service provided, the Affiliated Practice will remain responsible under its Service Agreement for reimbursing the Company for all of the costs associated with providing those services, even if no service fee is due thereunder. To the extent an Affiliated Practice enters into additional managed care contracts, it may achieve greater predictability of revenues but greater unpredictability of expenses due to the fluctuating costs of the services provided. There can be no assurance that the Company will be able to negotiate on behalf of the Affiliated Practices satisfactory arrangements on a capitated basis, regardless of the amount of risk sharing. In addition, to the extent that patients or enrollees covered by certain of these contracts require, in the aggregate, more frequent or extensive care than anticipated, operating margins may be reduced, or the revenues derived from these agreements may be insufficient to cover the costs of the services provided. As a result, Affiliated Practices would be at risk for additional costs which would reduce or eliminate any earnings for the Affiliated Practices under these contracts, with a corresponding reduction in or elimination of the service fee payable to the Company in those cases where the Service Agreements provide for percentage-based service fees.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS



    Following the completion of the Affiliations and the Offering, Dr. Reed, the Company's Chairman of the Board, the other executive officers and directors of the Company as a group and the owners of the Founding Affiliated Practices other than Dr. Reed will beneficially own approximately 2.3%, 16.0% and 40.2%, respectively, of the outstanding shares of Common Stock. These persons, if acting in concert, will be able to exercise control over the Company's affairs, elect the entire Board of Directors and (subject to Section 203 of the Delaware General Corporation Law ("DGCL")) control the outcome of any matter submitted to a vote of stockholders.



POTENTIAL CONFLICTS OF INTEREST



    Each of Drs. Reed, Andress, Clarke, Greder, Kay and Yaros is the sole shareholder of a Founding Affiliated Practice and a professional corporation or association owned by them will be a party to a Service Agreement with the Company. In connection with the provision of management services by the Company to the Affiliated Practice owned by these dentists, there are potential conflicts of interest that may arise from time to time in connection with negotiating terms of working capital loans from the Company to that practice, if any, and certain other arrangements under the Service Agreement.



BOARD COMPOSITION



    The Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed dentists who are affiliated with Affiliated Practices. As a result, there will be a limited group of persons from which candidates to fill these board positions may be selected, and it is not anticipated that many of these persons will have had prior experience as board members of publicly held companies. In addition, each of Dr. Reed and the other board members who own an Affiliated Practice will be a party to a Service Agreement with the Company. In connection with the provision of management services by the Company to the Affiliated Practices owned by those dentists, potential conflicts may arise. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions."


DEPENDENCE ON KEY PERSONNEL

    The Company's future performance depends in significant part on the continued service of its senior management, including Dr. Reed and Gary S. Glatter, the President and Chief Executive Officer of the Company. There can be no assurance that these individuals will continue to work for the Company. Loss of services of those persons could have a material adverse effect on the Company. The success of the Company's growth strategy will also depend on the Company's ability to attract and retain additional high quality personnel. See "Business--Employees" and "Management."

COMPETITION


    The Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. The Company is aware of several publicly traded dental practice management companies that have operations in jurisdictions where one or more of the Founding Affiliated Practices conduct business (including Castle Dental Centers, Inc., Monarch Dental Corporation, Coast Dental Services, Inc., Gentle Dental Service Corp., Apple Orthodontix, Inc., OrthAlliance, Inc. and Orthodontic Centers of America, Inc.) and several companies pursuing similar strategies in other segments of the health care industry. Certain of these competitors have greater financial and other resources than the Company and have operations in areas where the Company may seek to expand in the future. Additional companies with similar objectives are expected to enter the Company's markets and compete with the Company. In addition, the business of providing dental services is highly competitive in each market in which the Company will operate. Each of the Founding Affiliated Practices faces local competition from other dentists, pedodontists (dentists specializing in the care of children's teeth) and other providers of specialty dental services (such as periodontists, orthodontists and oral surgeons) some of whom have more established practices. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company or the Affiliated Practices. See "Business--Competition."

MALPRACTICE RISKS OF PROVIDING DENTAL SERVICES

    The Affiliated Practices provide dental services to the public and are exposed to the risk of professional liability and other claims. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits may involve large claims and significant defense costs. Any suits involving the Company or dentists at the Affiliated Practices, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company will not control the practice of dentistry by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of a dentist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the Affiliated Practices (or their dentists) or the Company may have a material adverse effect on the Company. See "Business--Litigation and Insurance."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

    The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. The shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.


    Concurrently with the closing of the Offering, the owners of the Founding Affiliated Practices will receive, in the aggregate, 2,622,269 shares of Common Stock as a portion of the consideration for the assets of their practices. Certain other stockholders of the Company will hold, in the aggregate, an additional 1,319,629 shares of Common Stock. Those shares are not being offered and sold pursuant to this Prospectus. All of those 3,941,898 shares were or are being issued in transactions that have not been registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. In addition, the Company's executive officers, directors and current stockholders and the persons acquiring shares of Common Stock in connection with the Affiliations have agreed with the Company that they will not sell any of the shares of Common Stock owned by them immediately after the consummation of the Affiliations for a period of one year following the closing of the Offering, subject to their right to exercise certain piggy-back registration rights. After the expiration of that restricted period, all of those shares may be sold in accordance with Rule 144 under the Securities Act, subject to the applicable volume limitations, holding period and other requirements of Rule 144.



    The Company and its directors, executive officers and current stockholders have agreed not to offer or sell any shares of Common Stock for a period of 180 days (the "180-Day Lockup Period") following the date of this Prospectus without the prior written consent of Lehman Brothers Inc., except that the Company may, subject to certain conditions, issue Common Stock in connection with acquisitions and awards under the 1997 Stock Compensation Plan.


    Following completion of the Offering, the Company intends to register the issuance of an additional 1,500,000 shares of its Common Stock under the Securities Act subsequent to completion of the Offering for use by the Company as all or a portion of the consideration to be paid in future acquisitions. Those shares will generally be freely tradable by nonaffiliates after their issuance, unless the resale thereof is contractually restricted, and resales of those shares during the 180-Day Lockup Period would require the prior written consent of Lehman Brothers Inc.


    The Company anticipates that, prior to the consummation of the Offering, the Company will have outstanding under the 1997 Stock Compensation Plan options to purchase approximately 671,667 shares of Common Stock. The Company intends to register the shares issuable upon exercise of options granted under the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan" and "Shares Eligible for Future Sale."


NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if a trading market does develop, that it will continue after the Offering. The initial public offering price of the Common Stock, which will be determined through negotiations between the Company and the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of medical and dental practice management companies have in the past been, and can be expected to be, particularly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to numerous factors, including variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the health care industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Common Stock.


CERTAIN ANTI-TAKEOVER PROVISIONS


    Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and of the DGCL could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. The Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval and provides for a "staggered" Board of Directors. In addition, certain provisions of the Company's Bylaws restrict the right of the stockholders to call a special meeting of stockholders, to nominate directors, to submit proposals to be considered at stockholders' meetings and to adopt amendments to the Bylaws, and the Bylaws require that at least a majority of the members of the Board of Directors be licensed dentists who are affiliated with Affiliated Practices. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."



IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS



    Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares in the amount of $10.23 per share. Existing stockholders will receive an increase of $2.72 per share in the pro forma net tangible book value of their shares, which have a historical deficit in net tangible book value per share of $(0.95) as of September 30, 1997. See "Dilution." In the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY


    The Company has conducted no operations to date other than in connection with the Offering and the Affiliations. PII was formed in February 1997 and changed its name from "Pentegra Dental Group, Inc." to "Pentegra Investments, Inc." in July 1997. PII then organized Pentegra Dental Group, Inc. as its wholly owned subsidiary in July 1997 to, among other things, complete the Offering, the Affiliations, the Share Exchange, the Pentegra/Napili Transaction and the Repurchase and Redemption. The Company has entered into agreements to acquire substantially all the assets and assume certain liabilities of the Founding Affiliated Practices, Pentegra, Ltd. and Napili concurrently with the closing of the Offering. The Company's principal executive offices are located at 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018, and its telephone number is
(602) 952-1200.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses (excluding the offering expenses previously funded with proceeds from the issuance of promissory notes and capital stock of PII, including all the Class A Preferred and Class B Preferred involved in the Repurchase and Redemption)) are estimated to be approximately $22.0 million (approximately $24.8 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $10.00 per share (the midpoint of the estimated initial public offering price range). Of those net proceeds, (i) approximately $6.4 million will be used to pay the cash portion of the consideration for the Affiliations, (ii) $200,000 will be used to effect the Pentegra/Napili Transaction, (iii) approximately $2.8 million will be used in connection with the Redemption and Repurchase (approximately $1.5 million has been received by the Company as proceeds in connection with the 1997 issuances of the shares of Class A Preferred and Class B Preferred to be repurchased or redeemed), (iv) approximately $2.7 million will be used to repay certain indebtedness of the Company and the Founding Affiliated Practices (approximately $543,000 of which was incurred in 1997 by certain Founding Affiliated Practices to acquire dental equipment), (v) approximately $350,000 will be used to repay 9.5% promissory notes issued by the Company subsequent to September 30, 1997 to fund certain offering and operating expenses, which notes mature on the earlier of the first anniversary of the date of issuance or 30 days following consummation of the Offering, and (vi) approximately $428,000 will be used to purchase certain accounts receivable of the Founding Affiliated Practices. The remaining net proceeds will be used for general corporate purposes, which are expected to include future acquisitions and future capital expenditures. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities. The promoters (including the dentist-owners of the Founding Affiliated Practices), officers and directors of the Company will receive an aggregate of approximately $6.7 million out of the net proceeds of the Offering. Other than with respect to the Affiliations, the Company currently has no agreement or understanding with respect to any future affiliation. See "Risk Factors--Proceeds of Offering Payable to Affiliates" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    The consideration being paid by the Company in connection with each Affiliation was determined by negotiations between executive officers of the Company not affiliated with any Founding Affiliated Practice and a representative of that Founding Affiliated Practice. The Company used the same valuation method to negotiate the consideration being paid to each of the Founding Affiliated Practices, including the respective practices wholly owned by Drs. Reed, Andress, Clarke, Greder, Kay and Yaros, which method was based upon the Founding Affiliated Practice's gross revenue, net of certain operating expenses, and the Company's assessment of growth potential. See "Certain Transactions" for information concerning the identification of the owners of the Founding Affiliated Practices and the respective amounts of cash being paid to them out of the proceeds of the Offering and shares of Common Stock being issued to them in connection with the Affiliations.



    The indebtedness of the Founding Affiliated Practices to be repaid bears interest at an average rate of 8.0% and would otherwise mature at various dates through 2002.


                                DIVIDEND POLICY

    It is the Company's current intention to retain earnings for the foreseeable future to support operations and finance expansion. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, cash flow from operations, capital requirements, expansion plans, the income tax laws then in effect, the requirements of Delaware law and restrictions that may be imposed by the Company's future financing arrangements.

                                    DILUTION


    The deficit in net tangible book value of the Company as of September 30, 1997 was approximately $(1.7) million, or $(0.95) per share of Common Stock, as determined by dividing the tangible net worth of the Company (tangible assets less total liabilities and the aggregate stated value of the Class A Preferred and Class B Preferred) by the number of shares of Common Stock outstanding. After giving effect to (i) the Affiliations and (ii) the sale by the Company of 2,500,000 shares of Common Stock offered at a price of $10.00 per share (the midpoint of the estimated initial public offering price range) and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the net pro forma tangible book value of the Company as of September 30, 1997 would have been approximately $11.4 million, or $1.77 per share of Common Stock. This represents an immediate increase in the net tangible book value of $2.72 per share to existing stockholders consisting of a decrease of $1.10 per share attributed to the assumption of net liabilities of the Founding Affiliated Practices and the related cash distribution of approximately $6.4 million to promoters (which is the aggregate cash consideration to be distributed in the Affiliations) and an increase of $3.82 per share relating to the Offering. The deficit in pro forma net tangible book value immediately after the Affiliations is $8.1 million, or $(2.05) per share. This is an immediate dilution to new investors purchasing Common Stock in the Offering of $10.23 per share. The following table illustrates the per share dilution to new investors purchasing Common Stock in the Offering:



Assumed initial public offering price per share(1)..............................             $   12.00
  Historical deficit in net tangible book value.................................  $   (0.95)
  Decrease due to assumption of net liabilities and related cash distribution to
    promoters...................................................................      (1.10)
                                                                                  ---------
  Pro forma net tangible book value per share after the Affiliations............      (2.05)
  Increase due to the Offering..................................................  $    3.82
                                                                                  ---------
  Pro forma net tangible book value per share after the Affiliations and
    Offering....................................................................             $    1.77
                                                                                             ---------
Dilution per share to initial public offering investors.........................             $   10.23
                                                                                             ---------
                                                                                             ---------


------------


(1) Before deducting estimated underwriting discounts and expenses of the Offering payable by the Company.



    The following table sets forth, on a pro forma basis to give effect to the Affiliations as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):



                                                   SHARES PURCHASED        TOTAL CONSIDERATION        AVERAGE
                                                 ---------------------  --------------------------   PRICE PER
                                                  NUMBER     PERCENT        AMOUNT       PERCENT       SHARE
                                                 ---------  ----------  --------------  ----------  ------------
Existing stockholders..........................  1,319,629       20.5%  $    726,000          3.7%   $    0.55
Stockholders receiving shares in connection
  with the Affiliations........................  2,622,269       40.7%    (6,417,796)(1)     (33.2)%  $   (2.45)(1)
New investors..................................  2,500,000       38.8%  $ 25,000,000        129.5%   $   10.00
                                                 ---------      -----   --------------      -----
    Total......................................  6,441,898      100.0%  $ 19,308,204        100.0%
                                                 ---------      -----   --------------      -----
                                                 ---------      -----   --------------      -----


------------


(1) Represents the cash distribution of approximately $6.4 million and the aggregate historical book value of the assets to be acquired, net of liabilities of the Founding Affiliated Practices to be assumed by the Company (a net amount of approximately $(51,000)), in the Affiliations.



    All of the calculations above exclude an aggregate of 671,667 shares of Common Stock issuable upon exercise of stock options anticipated to be outstanding on the date the Offering closes at an exercise price equal to the initial public offering price per share under the 1997 Stock Compensation Plan and 1,328,333 shares reserved for future issuance under the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan."

                                 CAPITALIZATION


    The following table sets forth the short-term debt and the capitalization of the Company at September 30, 1997 (a) on a historical basis, (b) on a pro forma basis, to give effect to the Affiliations and (c) on that pro forma basis, as adjusted to give effect to the Offering and the use of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the unaudited Pro Forma Balance Sheet of Pentegra and the notes thereto included elsewhere in this Prospectus.



                                                                                     AS OF SEPTEMBER 30, 1997
                                                                             ----------------------------------------
                                                                             HISTORICAL    PRO FORMA   AS ADJUSTED(1)
                                                                             -----------  -----------  --------------
                                                                                  (IN THOUSANDS)
Short-term debt:
  Distribution liability(2)................................................   $      --    $   6,567     $       --
  Current portion of long-term debt........................................          --          746             --
                                                                             -----------  -----------       -------
  Total short-term debt....................................................   $      --    $   7,313     $       --
                                                                             -----------  -----------       -------
                                                                             -----------  -----------       -------
Long-term debt:
  Long-term debt, net of current portion...................................          --        2,003             --
Redeemable Preferred Stock.................................................       1,089        1,089             --
Stockholders' equity (deficit):
  Common Stock, 40,000,000 shares authorized; 1,756,667 shares issued and outstanding, 3,941,898 shares issued and outstanding, pro forma, and
    6,441,898 shares issued and outstanding, as adjusted(1)................          18           20              6
  Additional paid-in capital(3)............................................         708       (5,712)        13,552
  Accumulated deficit......................................................        (750)        (750)        (2,000)
                                                                             -----------  -----------       -------
    Total stockholders' equity.............................................         (24)      (6,442)        11,558
                                                                             -----------  -----------       -------
    Total capitalization...................................................   $   1,065    $  (3,350)    $   11,558
                                                                             -----------  -----------       -------
                                                                             -----------  -----------       -------


---------


(1) Excludes 671,667 shares of Common Stock to become subject to option awards that have been authorized pursuant to the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan."



(2) Includes approximately $6,367,000 for the cash distribution to promoters in connection with the Affiliations (which is the aggregate cash consideration to be paid in the Affiliations) and $200,000 payable in connection with the Pentegra/Napili Transaction.



(3) The $(6,420,000) effect of the Affiliations on additional paid-in capital is equal to the aggregate liabilities in excess of the aggregate historical book value of the assets to be acquired (a net amount of approximately $(51,000)), plus aggregate cash payments of approximately $6,367,000 to be made to promoters as part of the consideration for the Affiliations, plus the par value of the Common Stock to be issued in connection with the Affiliations.

                            SELECTED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


    Upon completion of the Offering and pursuant to the Affiliations, the Company will acquire substantially all the tangible and intangible assets and assume certain liabilities of the Founding Affiliated Practices. Due to the fact that the Company has had no significant operations to date, no pro forma statement of operations has been included in this Prospectus. The nature and amount of costs to be incurred by the Company in connection with the management services it will provide to the Founding Affiliated Practices may differ from the costs historically incurred by the Founding Affiliated Practices. The selected historical financial data of the Company should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the notes thereto included in this Prospectus. The selected historical financial data of the Company as of September 30, 1997 and for the period from inception, February 21, 1997, through September 30, 1997, set forth below, have been derived from the audited financial statements of Pentegra Dental Group, Inc. included in this Prospectus. Except as indicated, the following information does not reflect the effects of the Offering, the Affiliations, the Share Exchange, the Pentegra/Napili Transaction and the Repurchase and Redemption. For certain information concerning the Affiliations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to the Pentegra Dental Group, Inc. financial statements.



                                                       FOR THE
                                                        PERIOD
                                                         FROM
                                                       INCEPTION
                                                       (FEBRUARY
                                                         21,
                                                        1997)
                                                       THROUGH
                                                       SEPTEMBER
                                                       30, 1997
                                                       --------
                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................   $   --
  General and administrative expenses................      411
  Other expenses.....................................      339
                                                       --------
      Total expenses.................................      750
                                                       --------
  Net loss...........................................   $ (750)
                                                       --------
                                                       --------



                                                                                             SEPTEMBER 30, 1997
                                                                                         ---------------------------
                                                                                         HISTORICAL   AS ADJUSTED(1)
                                                                                         -----------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents(2)...........................................................   $     354     $    9,471
Working capital (deficit)..............................................................        (652)         8,586
Total assets...........................................................................       2,071         12,997
Redeemable preferred stock.............................................................       1,089             --
Stockholders' equity (deficit).........................................................         (24)        11,558


------------


(1) As adjusted gives effect to (i) the Offering, (ii) the Affiliations, (iii) the repayment of certain indebtedness of Pentegra and the Founding Affiliated Practices, (iv) the Pentegra/Napili Transaction, (v) the Share Exchange and (vi) the Repurchase and Redemption, as if such transactions had occurred on September 30, 1997. See the Unaudited Pro Forma Balance Sheet of Pentegra and the notes thereto included in this Prospectus.



(2) See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT INDICATIVE OF TRENDS WITH RESPECT TO ANY ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE PRO FORMA BALANCE SHEET, THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED IN THIS PROSPECTUS.


OVERVIEW


    Although the Company has conducted no significant operations to date, it will succeed to the business of Pentegra, Ltd. and Napili, which developed the Pentegra Dental Program. In connection with the Affiliations, the Company will acquire certain tangible and intangible assets and assume certain liabilities of, and enter into Service Agreements with, the Founding Affiliated Practices. Through those Service Agreements, the Company will be providing practice management services to the Founding Affiliated Practices in return for management service fees.



    The expenses incurred by the Company in fulfilling its obligations under the Service Agreements will be generally of the same nature as the operating costs and expenses that were otherwise incurred by the Founding Affiliated Practices, including salaries, wages and benefits of practice personnel (excluding dentists and certain other licensed dental care professionals), dental supplies and office supplies used in administering their practices and the office (general and administrative) expenses of the practices. In addition to the operating costs and expenses discussed above, the Company will be incurring personnel and administrative expenses in connection with establishing and maintaining a corporate office, which will provide management, administrative, marketing and development and acquisition services to Affiliated Practices.



    The Service Agreements with the professional corporations or associations to be formed by the dentist-owners of the Founding Affiliated Practices have initial terms of 40 years, subject to earlier termination under certain circumstances. Pursuant to those Service Agreements, the Company will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices, and will, among other things,
(i) administer the billing and collections for the Founding Affiliated Practices, (ii) provide the necessary clerical, accounting and other non-dental services to the Founding Affiliated Practices and (iii) provide facilities and equipment for the Founding Affiliated Practices. The service fees payable by the Founding Affiliated Practices to the Company under the Service Agreements are based on fair market value of the services to be provided. Generally, the service fees are computed based on (i) a percentage of revenues less operating expenses, (ii) a percentage of revenues not to exceed a percentage of revenues less operating expenses, (iii) a specific fixed service fee or (iv) some combination of these. See "--Planned Operations" and "Business--Service Agreements."



    The Company does not participate in the negotiation of dentist compensation. Under each Service Agreement, the Affiliated Practice will retain the decision-making power and responsibility for, among other things, (i) hiring, compensating and supervising dentists and other licensed dental professionals,
(ii) ensuring that dentists have the required licenses, credentials, approvals and other certifications appropriate to the performance of their duties and
(iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of dentistry. Pursuant to the terms of the Service Agreements, the Affiliated Practices will continue to provide dental services and will be exclusively in control of all aspects of the practice of dentistry and the provision of dental services. The Company will not engage in the practice of dentistry.

    As a result of the Affiliations and upon completion of the Offering, the dentist-owners of the Founding Affiliated Practices and certain officers and directors of the Company will beneficially own approximately 57.4% of the outstanding shares of Common Stock. See "Certain Transactions--Organization of the Company" and "Principal Stockholders."


RESULTS OF OPERATIONS

    PENTEGRA AND PII


    Pentegra and PII have conducted no significant operations to date and will not conduct significant operations until the Affiliations, the Pentegra/Napili Transaction and the Offering are completed. The Company had no revenues and a net loss of $750,000 for the period from inception, February 21, 1997, through September 30, 1997. General and administrative expenses totalling approximately $750,000 were incurred during the period from inception through September 30, 1997. The Company has incurred and will continue to incur various legal, accounting, travel, personnel and marketing costs in connection with the Affiliations and the Offering. Of these expenses, $1,450,000 is being funded with proceeds from the issuances of the Common Stock, Class A Preferred and Class B Preferred in the second quarter of 1997, and $350,000 is being funded with proceeds from the issuance of $350,000 aggregate principal amount of 9.5% promissory notes of the Company to four separate lenders in October and November 1997.


PLANNED OPERATIONS


    The Company intends to complete the Affiliations and the Pentegra/Napili Transaction concurrently with the closing of the Offering. Upon consummation of the Affiliations, the Company will enter into a Service Agreement with each Founding Affiliated Practice under which the Company will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices. The following is a summary of the typical form of Service Agreement the Company will enter into with each Founding Affiliated Practice. The Company expects to enter into similar agreements with Affiliated Practices in the future. The actual terms of the Service Agreements may vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable laws and governmental regulations.



    Each Service Agreement is for an initial term of 40 years, with automatic extensions (unless specified notice is given) of five years. The Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy (or other similar events occur) or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Service Agreement may be terminated by the Company (i) if the Founding Affiliated Practice or a dentist engages in conduct for which the dentist's license to practice dentistry is revoked or suspended or is the subject of any restrictions or limitations by any governmental authority to such an extent that he, she or it cannot engage in the practice of dentistry or (ii) upon a breach by the dentist of the employment agreement between the Founding Affiliated Practice and the dentist.



    The management service fees (the "Service Fees") payable to the Company by the Founding Affiliated Practices under the Service Agreements, together with operating and non-operating expenses of each Affiliated Practice to be paid to the Company pursuant to the Service Agreements, are payable monthly and consist of various combinations of the following: (i) "Standard Service Agreement", which provides for (a) a percentage (ranging from 30% to 40%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice or (b) a percentage (16%) of the Affiliated Practice's dental service revenues, not to exceed a percentage (35%) of the difference between those revenues and operating expenses associated with the operation of the Affiliated Practice; or (ii) "Alternative Service Agreement," which provides for the greater of (a) a percentage (not to exceed 35%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice or (b) a specified fixed Service

Fee. In addition, with respect to four of the Founding Affiliated Practices, the Service Fees are based on fixed fees that are subject to renegotiation on an annual basis.



    Service Fees payable to the Company under clause (i)(a) above are payable by 38 of the Founding Affiliated Practices, located in each state in which the Founding Affiliated Practices are located other than New York and California, and are calculated by subtracting the operating expenses of the Founding Affiliated Practice (including non-dental salaries, insurance, rent and other non-dentist costs) from the net revenues of the Founding Affiliated Practice and multiplying the resulting amount by 30%, 35% or 40%, depending on the terms of the particular Service Agreement. One Founding Affiliated Practice located in California will pay its Service Fee according to the formula set forth in clause
(i)(b) above, equal to the greater of 16% of its net revenues or 35% of the difference between its net revenues and operating expenses. Service Fees to be received by the Company under clause (ii)(b) above are payable by seven of the Founding Affiliated Practices in Texas and will result in a minimum service fee being received by the Company. The annual fixed fees payable by the four Founding Affiliated Practices in New York are $66,009, $115,251, $83,579 and $140,127 and will be subject to renegotiation each year based on the fair value of the services to be received by those Founding Affiliated Practices from the Company. On a monthly basis, the Company will calculate the Service Fee due from each Founding Affiliated Practice pursuant to the terms of each Service Agreement. In addition, if the costs related to providing dental services pursuant to capitated managed care arrangements exceed the revenues received for those services, the Affiliated Practice will remain responsible for reimbursing the Company for all of the costs associated with providing those services, even if no Service Fee is due to the Company under its Service Agreement.



    Dentist compensation will be determined by the Affiliated Practices pursuant to employment arrangements between the Affiliated Practices and the individual dentists. The Company does not participate in the negotiation of dentist employment compensation.



    The Company will not engage in the practice of dentistry. To the extent that a Founding Affiliated Practice, with the assistance of the Company pursuant to its Service Agreement, increases its revenues and/ or decreases its operating expenses, the Service Fees payable to the Company may increase. The Service Fees for each Founding Affiliated Practice will be calculated individually and will not be based on the operations of any other Founding Affiliated Practice.



    It is anticipated that substantially all the Company's revenues will consist of Service Fees and the operating expenses that the Affiliated Practices will pay to the Company under the Service Agreements. Service Fees may be expected to vary proportionately with the level of dental services provided by Founding Affiliated Practices and future affiliations with additional Affiliated Practices.



    SERVICE FEE CALCULATION



    The following table categorizes by the type of Service Agreement, the historical 1996 patient revenues of the Founding Affiliated Practices and the historical 1996 operating expenses excluding depreciation and dentists' salaries. It also demonstrates the calculation of the Service Fees under each type of Service Agreement (in thousands):



                                                              ALTERNATIVE SERVICE
                                               STANDARD            AGREEMENT            FIXED FEE
                                                SERVICE    --------------------------    SERVICE
                                               AGREEMENT    PERCENTAGE(C)     FIXED     AGREEMENT     TOTAL
                                              -----------  ---------------  ---------  -----------  ---------

Number of Founding Affiliated Practices.....          39         --                 7           4          50
                                              -----------         -----     ---------  -----------  ---------
                                              -----------         -----     ---------  -----------  ---------
Historical 1996 patient revenues of Founding
 Affiliated Practices.......................   $  29,233         --         $   6,059   $   2,599   $  37,891
Historical 1996 operating expenses of
 Founding Affiliated Practices(a)...........      17,420         --             4,269       1,393      23,082
                                              -----------         -----     ---------  -----------  ---------
  Historical 1996 operating income(a).......   $  11,813         --         $   1,790   $   1,206   $  14,809
                                                                            ---------  -----------  ---------
                                                                            ---------  -----------  ---------
Percentage of operating income under the
 Service Agreements(b)......................          35%            35%       --          --          --
                                              -----------         -----
Percentage Service Fees based on operating
 income.....................................   $   4,135         --            --          --       $   4,135
                                              -----------                                           ---------
                                              -----------                                           ---------
Fixed Service Fees under terms of the
 Service Agreements.........................                                $     756   $     405   $   1,161
                                                                            ---------  -----------  ---------
                                                                            ---------  -----------  ---------


---------


(a) Under the terms of the Service Agreements, operating expenses and operating income exclude depreciation and the effects of dentists' salaries.



(b) Represents the percentage that, under 37 of the Standard Service Agreements and all of the Alternative Service Agreements, will be applied to operating income to calculate percentage-based Service Fees.



(c) All of the Company's Alternative Service Agreements would result in payment under the fixed fee provision of the contract if patient revenues and expenses were equal to historical revenues and expenses for the year ended December 31, 1996.



    Total fees payable to the Company under the Service Agreements will consist of the sum of (i) the operating expenses that the Affiliated Practices will pay the Company, (ii) the percentage-based Services Fees and (iii) the fixed Service Fees.


LIQUIDITY AND CAPITAL RESOURCES


    The Company had cash of approximately $354,000 at September 30, 1997. In October and November 1997, the Company received an additional $350,000 through the issuance of $350,000 aggregate principal amount of 9.5% promissory notes to four lenders. In connection with the issuance of the 9.5% promissory notes, PII issued an aggregate of 20,000 shares of its common stock to certain of those lenders for cash consideration of $.01 per share and authorized the grant of options to acquire 25,000 shares of Common Stock at the initial public offering price. The Company anticipates receiving approximately $22.0 million, net of underwriters' commissions and other offering costs, as proceeds from the Offering. The Company will use the net proceeds of the Offering to pay (i) the costs of the Offering not previously funded from the proceeds of the issuance of capital stock and notes of the Company, (ii) the cash portion of the consideration for the Affiliations of approximately $6.4 million, (iii) the consideration for the Pentegra/ Napili Transaction of $200,000, (iv) approximately $2.8 million in connection with the Repurchase and Redemption, (v) approximately $2.7 million to retire certain indebtedness of the Founding Affiliated Practices and (vi) approximately $350,000 to repay the aggregate principal amount outstanding under the

Company's 9.5% promissory notes. The remaining net proceeds will be used for general corporate purposes, which are expected to include future acquisitions and capital expenditures. The cost of implementing the Company's management information systems is estimated to be approximately $550,000, including enhanced microcomputer and related hardware in certain dental practice offices. Approximately half of this amount has been paid with proceeds from the sale of Class A Preferred and Class B Preferred, with the remainder to be paid from the net proceeds of the Offering.



    Management believes the net proceeds of the Offering, combined with the Company's cash flows from operations, will be sufficient to fund planned capital expenditures and ongoing operations of the Company through the end of 1998. The Company is also seeking to establish a revolving bank credit facility and intends to register an additional 1,500,000 shares of Common Stock under the Securities Act following the Offering which, when combined with the Company's cash resources, will be used in the Company's expansion program.


ACCOUNTING TREATMENT


    In accordance with Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders" ("SAB 48"), the acquisition of the assets and assumption of certain liabilities pursuant to the Affiliations from certain promoters of the Company (the dentists who own the Founding Affiliated Practices) will be accounted for by the Company at the transferors' historical cost basis. The Common Stock being issued in the Affiliations will be recorded at the historical net book value of the net assets being acquired, as reflected on the books of the Founding Affiliated Practices. Cash consideration paid to the promoters in the Affiliations of approximately $6.4 million and the assumption of approximately $51,000 of net liabilities of the Founding Affiliated Practices will be treated for accounting purposes as a dividend to the promoters. See "Business--Summary of Terms of Affiliations" and "Certain Transactions--Organization of the Company."


RECENT PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully diluted earnings per share. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997.


    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 establishes standards for reporting segment information by public enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. Both of these statements are effective for fiscal years beginning after December 15, 1997. The Company believes implementation of SFAS Nos. 130 and 131 will not have a material effect on its financial position, results of operations or cash flows.

                                    BUSINESS

OVERVIEW


    Pentegra Dental Group, Inc. was recently formed to provide management, administrative, development and other services to dental practices throughout the United States. The Company's approach to dental practice management, the Pentegra Dental Program, was developed by Dr. Omer K. Reed, the Chairman of the Board of the Company, and is designed to increase revenues and lower costs at Affiliated Practices while freeing the practicing dentists to focus on the delivery of high-quality care. The Company will earn management service fees under long-term service agreements with Affiliated Practices (the "Service Agreements"). In most cases, service fees payable to the Company under the Service Agreements represent a share of the Affiliated Practices' operating profits, thereby providing incentives for the Company and the Affiliated Practices to work together to maximize practice profitability. The Company will also seek to grow by acquiring and affiliating with additional dental practices.



    The Company has entered into definitive acquisition agreements and Service Agreements with 50 Founding Affiliated Practices, which include 77 dentists and 63 dental offices located in 18 states. These dentists have practiced an average of 21 years. Of these dentists, 68 are general dentists, one is a prosthodontist, five are periodontists, one is a pedodontist and two are oral surgeons. In addition, the Company will acquire from Dr. Reed the assets of a consulting firm, Pentegra, Ltd., which was founded in 1988, and a seminar company, Napili, which was founded in 1963. The clinical, administrative and marketing training developed and provided by these companies to practicing dentists and their teams are the foundation for the Pentegra Dental Program. After completion of the Offering, the Pentegra Dental Program will be available exclusively to Affiliated Practices.



    The Company believes it has several advantages that would lead dental practices to seek to affiliate with the Company: (i) the Company and the Founding Affiliated Practices focus on providing traditional fee-for-service dental care, which the Company believes is highly profitable and professionally rewarding for dentists; (ii) the Pentegra Dental Program offers proven techniques to increase practice profitability substantially; (iii) both the Company and the Affiliated Practices will have incentives to work together to maximize practice profitability; and (iv) affiliation with the Company will enable Affiliated Practices to benefit from professional management techniques, economies of scale in administrative and other functions, and enable affiliated dentists to dedicate more time and effort towards the growth of their practices.


INDUSTRY

    The Health Care Finance Administration ("HCFA") estimates that in 1995, approximately $43 billion was spent in the United States on dental services. HCFA projects annual dental expenditures to increase at an average annual rate of six percent per year, reaching $79 billion in the year 2005. The Company believes there are several factors that will drive growth in dental expenditures in the United States, including (i) the aging of the population, which increases the demand for restorative and maintenance procedures (E.G., crowns, bridges and implants) that tend to be more profitable than routine procedures (E.G., cleanings and fillings); (ii) the increasing attention to dental health and wellness, with greater emphasis on personal appearance, which increases the demand for general dentistry services and, in particular, cosmetic dental procedures (E.G., porcelain bonding and bleaching), which also tend to be more profitable than routine procedures; and (iii) the increasing percentage of the population covered by some form of dental insurance, which, according to the National Center for Health Statistics, makes patients more likely to seek treatment from their dentist.

    Payments for dental services are made either directly by patients or by third-party payors. Third-party payors primarily consist of private insurance indemnity plans, preferred provider organizations ("PPOs") and dental health maintenance organizations and other managed care programs ("DHMOs"). Private indemnity insurance companies typically pay for a patient's dental care on a fee-for-service basis, while PPO plans pay on a discounted fee-for-service basis. DHMO plans typically pay on a per-person, per-month basis regardless of the level of service provided to the patient. In the case of both PPOs and DHMOs, patients typically must pay on a fee-for-service basis for any services outside the limited range of dental procedures covered. According to the 1997 Mercer Consulting Group survey of Employer-Sponsored Health Plans, approximately 86% of the respondents in that survey reported that they offer their employees dental plans that pay for dental services on a fee-for-service basis, while approximately 22% of the plans surveyed are PPO and DHMO plans (I.E., discounted fee-for-service payments or capitated payments). According to HCFA, only approximately four percent of all payments for dental care are made under the Medicaid program (which provides limited coverage for indigent children), with no coverage being provided by the Medicare program.


    In a 1995 survey, the ADA reported that there were approximately 153,000 active dentists in the United States, approximately 88% of whom were practicing either alone or with only one other dentist. In recent years, dentists have begun to consolidate into affiliated groups and with practice management organizations. Dentists who affiliate with practice management companies gain several benefits, such as opportunities to achieve economies of scale, to implement cost management techniques and to gain access to capital for new equipment and other working capital needs.

BUSINESS STRATEGY

    The Company's objective is to become a leader in providing dental practice management services. In order to achieve this objective, the Company's strategy includes the following elements:


    - FOCUS ON TRADITIONAL FEE-FOR-SERVICE DENTAL CARE. According to the 1997 Mercer Consulting Group Survey of Employer-Sponsored Health Plans, approximately 86% of the respondents in that survey reported that they offer their employees dental plans that pay for dental services on a fee-for-service basis. The Company believes that fee-for-service care is high-quality, highly profitable and professionally rewarding for dentists.



    - INCREASE PRODUCTIVITY AND PROFITABILITY OF AFFILIATED PRACTICES BY IMPLEMENTING THE PENTEGRA DENTAL PROGRAM. The Pentegra Dental Program involves implementing techniques designed to increase revenues and lower costs, as well as methods to make the dentist and his or her practice team more efficient in the delivery of dental care.


    - LOWER OPERATING COSTS BY ACHIEVING ECONOMIES OF SCALE. The Company believes that, as a result of its size and resources, it will be able to provide Affiliated Practices with certain management functions at lower cost than if the Affiliated Practices were to perform the services by themselves.


    - FREE THE DENTIST TO FOCUS MORE TIME ON THE PRACTICE OF DENTISTRY. The Company will relieve practicing dentists of administrative tasks. The Company believes its management and administrative support will substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices.


    - GROW THROUGH ACQUISITIONS AND AFFILIATIONS OF ADDITIONAL DENTAL PRACTICES. The Company will generally seek to affiliate with practices that have high potential for future growth, particularly through implementation of the Pentegra Dental Program, an established reputation for high-quality care and a strategic fit either in an existing market or as an entry into a new market.

SERVICES AND OPERATIONS

    THE PENTEGRA DENTAL PROGRAM


    The Company intends to implement the Pentegra Dental Program at each Affiliated Practice. The Pentegra Dental Program was developed by Dr. Reed through Pentegra, Ltd. and Napili. Napili was founded in 1963 and has conducted technical and management seminars for over 15,000 practicing dentists, including many who have attended these seminars more than once. As a result of demand by attendees of Napili seminars, Dr. Reed established Pentegra, Ltd. in 1988 to provide hands-on, on-site training and services to small groups of dentists. Shortly after completion of the Offering, Pentegra, Ltd. and Napili will no longer operate independently and their services will be available exclusively to Affiliated Practices.

    The Company focuses on traditional fee-for-service practices, which generate revenue by providing care to their established patient bases and typically grow through patient referrals. The Company believes that the average dentist has the skills necessary to diagnose and provide appropriate care to patients, but many of them have not developed the skills needed to obtain patient acceptances of, and commitments to, the treatment plans. As a result, a significant amount of recommended care may not be completed, with correspondingly lower revenues to the dentists.


    The Pentegra Dental Program is based on a cooperative approach that emphasizes patient wellness and involves the dentist and his or her patient mutually agreeing on a program to achieve and maintain optimal oral health. The Company will provide seminars and on-site training and support to assist affiliated dentists (who will control the practice of dentistry at Affiliated Practices) and their teams to communicate effectively with each patient regarding the type and value of care needed, obtain the patient's commitment to a treatment plan and then implement the agreed-upon treatment plan. An initial on-site consulting and training session will be provided to Affiliated Practices lasting from one to three days, with subsequent sessions provided as necessary. At each initial session, the Company will perform an analysis that includes on-site observation of the dental practice, monitoring of the clinical staff and patient flow, as well as a review of the charting and record documentation of the care provided. The Company and the Affiliated Practices will monitor the patients' treatment plans by using active recall systems to ensure that scheduled treatments are actually performed. The Pentegra Dental Program stresses quality of care and personal attention, both of which the Company believes are highly valued by patients and help achieve treatment plan acceptance. The Company intends to develop and maintain a statistical database for each Affiliated Practice to define and measure the standard of care and assure that the desired standards are being achieved.


    The Pentegra Dental Program also analyzes and rationalizes fee structures to increase profitability. The Company believes that typical fee structures do not accurately reflect all direct and indirect costs of various procedures. In order to address this, the Company will use time-related cost allocation models to recommend fee structures for Affiliated Practices that are designed to reflect the true cost of procedures and, hence, increase profitability.


    In addition, the Pentegra Dental Program focuses on increasing the productivity of the dentist and his or her team. The Company will seek to increase hygienic use and production at the Affiliated Practices. A number of dental services can be provided by hygiene teams with only limited involvement by the dentist, thereby enabling dentists to use their extra time on higher margin procedures requiring greater expertise and skill. The Company will also monitor the Affiliated Practices' patient scheduling and time spent with patients, and will provide office design services, in order to increase utilization of existing dental equipment and personnel.


    MANAGEMENT INFORMATION SYSTEMS


    The Company will utilize an integrated server-based information system to track important operational and financial data related to each Affiliated Practice's performance. The Company's management information system will enable the Company to collect from each Affiliated Practice, on a daily basis, data on patients seen, number and type of procedures performed, billing and collections, and other data needed for financial reporting and analysis. The Company will then compile and analyze this data in order to promote efficiency and assure high quality care at Affiliated Practices, as well as maintain necessary financial controls. The Company's management information system will also enable the Company to centralize certain functions, such as purchasing, accounts payable and payroll processing, and achieve economies of scale.


    The centralized data repository of the Company's management information system has been completed. The Company is currently in the process of refining and testing the interfacing of its management information system with beta sites at selected Founding Affiliated Practices. The Company has successfully completed testing to ensure access to the Company's data repository via the internet at the beta sites, but has not yet completed testing of the entry and retrieval of statistical data into the data repository from the beta sites. The Company expects its integrated system to be operational at all of the Founding Affiliated Practices at the closing of the Offering, and will be installed promptly at all future Affiliated Practices as they affiliate with the Company. Any significant delay or increase in expense associated with the conversion and integration of management information systems used by Affiliated Practices could have a material adverse effect on the successful implementation of the Company's expansion strategy. In addition, the Company will have some systems that will remain decentralized for at least some time, such as cash collections. Accordingly, the Company will rely on local staff for certain functions, including transferring cash from the Affiliated Practices to the Company.


    OTHER PRACTICE MANAGEMENT SERVICES


    The Company will provide other practice management services to the Affiliated Practices, including staffing, general business and professional dental education and training to affiliated dentists, dental hygenists and office staff, employee benefits administration, advertising and other marketing support and, where permitted by applicable law, dentist recruiting. This management and administrative support should substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices. In addition, the Company expects to be able to negotiate, on behalf of Affiliated Practices, discounts on, among other things, dental and office supplies, health and malpractice insurance and equipment. The Company does not currently intend to enter into any agreements with third-party payors.


    In certain markets, the Company may assist Affiliated Practices in securing reimbursement contracts from third-party payors. In those situations, the Company's role will be to negotiate and administer the contracts on behalf of the Affiliated Practices.

LOCATIONS


    Upon consummation of the Affiliations, the Company will provide management services to the Founding Affiliated Practices, with offices in the following states:



                                                                                NUMBER OF
                                                                     -------------------------------
                               STATE                                  OFFICES   DENTISTS    CITIES
-------------------------------------------------------------------  ---------  ---------  ---------
Alaska.............................................................          1          1          1
Arizona............................................................          6          7          4
California.........................................................          1          1          1
Colorado...........................................................          4          6          4
Florida............................................................          3          3          2
Louisiana..........................................................          1          1          1
Maine..............................................................          1          1          1
Maryland...........................................................          1          1          1
Massachusetts......................................................          1          2          1
Michigan...........................................................          1          1          1
Nebraska...........................................................          2          2          1
New Mexico.........................................................          1          2          1
New York...........................................................          4          4          3
North Dakota.......................................................          1          1          1
Oregon.............................................................          1          1          1
Texas..............................................................         31         40         12
Washington.........................................................          2          2          2
Wisconsin..........................................................          1          1          1
                                                                     ---------  ---------  ---------
  Totals...........................................................         63         77         39
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------


    All office facilities are leased, in some cases from the owner of the Affiliated Practice using the facility. Pursuant to its Service Agreements, the Company will provide all the office facilities (which it intends to lease), dental equipment and furnishings to the Affiliated Practices.


SUMMARY OF TERMS OF AFFILIATIONS



    The aggregate consideration that will be paid by Pentegra to the promoters consists of (i) approximately $6.4 million in cash and (ii) shares of Common Stock having a value of approximately $26.2 million, based on the initial public offering price (2,622,269 shares of Common Stock, based on an assumed initial public offering price of $10.00 per share). The number of shares to be issued in connection with the Affiliations will decrease if the initial public offering price is higher, and will increase if the initial public offering price is lower, than $10.00 per share. For example, an aggregate of 2,383,881 shares of Common Stock would be issued to the dentist-owners of the Founding Affiliated Practices (all of whom are promoters of the Company) if that price is $11.00 per share, while an aggregate of 2,913,631 shares of Common Stock would be issued to those persons if that price is $9.00 per share. The Company will also assume certain indebtedness of the Founding Affiliated Practices of approximately $2.7 million. Pentegra will acquire substantially all the assets necessary to operate the business of each of the Founding Affiliated Practices, except as limited by applicable restrictions on the corporate practice of dentistry. See Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements and "--Government Regulation." The assets to be acquired include furniture, fixtures, computer equipment, dental chairs, lights, autoclaves, mixers, vacuum and suction systems, cabinets, hand instruments and hand pieces of each Founding Affiliated Practice. Pentegra will also acquire the intangible assets of each Founding Affiliated Practice and will employ the non-professional staff of each Founding Affiliated Practice. Prior to consummation of the Offering, each dentist-owner who owns a Founding Affiliated Practice will form a new professional corporation or association that will be a party to a Service Agreement, and the Company will own no interest in those professional corporations or associations. In the event of a breach of the Service Agreement by an Affiliated Practice, the Company will have the right to designate a dentist to purchase the ownership interests of the applicable professional corporation or association.

    The consideration being paid by Pentegra for each Founding Affiliated Practice was determined by negotiations between executive officers of Pentegra not affiliated with any Founding Affiliated Practice and a representative of that Founding Affiliated Practice. Pentegra used valuation methods to negotiate the consideration being paid to each of the Founding Affiliated Practices, including the respective practices wholly owned by Drs. Reed, Andress, Clarke, Greder, Kay and Yaros, which methods were based upon the Founding Affiliated Practice's gross revenue, net of certain operating expenses, and the Company's assessment of growth potential.



    The closing of each Affiliation is subject to customary conditions. These conditions include, among others, the accuracy, on the closing date of the Affiliations, of the representations and warranties made by the Founding Affiliated Practices and their stockholders and by the Company; the performance of each of their respective covenants included in the agreements relating to the Affiliations; and the absence of any material adverse change in the results of operations, financial condition or business of each Founding Affiliated Practice.


    Any Founding Affiliated Practice's acquisition agreement may be terminated, under certain circumstances, prior to the closing of the Offering: (i) by the mutual consent of Pentegra and the Founding Affiliated Practice; (ii) if the Offering and the acquisition of that Founding Affiliated Practice are not closed by March 31, 1998; or (iii) by the Founding Affiliated Practice or Pentegra if a material breach or default is made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the acquisition agreement.


SERVICE AGREEMENTS



    Upon consummation of the Affiliations, the Company will enter into a Service Agreement with each Founding Affiliated Practice under which the Company will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices. The following is intended to be a brief summary of the typical form of Service Agreement the Company will enter into with each Founding Affiliated Practice. The Company expects to enter into similar agreements with Affiliated Practices in the future. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable law and governmental regulations.



    The Service Fees payable to the Company by the professional corporations or associations to be formed by the dentist-owners of the Founding Affiliated Practices under the Service Agreements are based on the fair market value, as determined in arm's-length negotiations, of the nature and amount of services to be provided. Those Affiliated Practices that have revenues greater than the average amount of revenues generated by the Affiliated Practices will typically require more administrative and other services from the Company than those Affiliated Practices with lower than average revenues. Such fees, together with reimbursement for operating and non-operating expenses of each Affiliated Practice to be paid by the Company pursuant to the Service Agreements, are payable monthly and consist of various combinations of the following: (i) a percentage (ranging from 30% to 40%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice; (ii) a percentage (16%) of the Affiliated Practice's dental service revenues, not to exceed a percentage (35%) of the difference between those revenues and operating expenses associated with the operation of the Affililated Practice; or (iii) the greater of (a) a percentage (not to exceed 35%) of the Affiliated Practice's revenues related to dental services less operating expenses associated with the operation of the Affiliated Practice or (b) a specified fixed fee. In addition, with respect to four of the Founding Affiliated Practices, the Service Fees are based on fixed fees that are subject to renegotiation on an annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Planned Operations."


    Pursuant to each Service Agreement, the Company will, among other things,
(i) act as the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated

Practice, subject to certain matters reserved to the Founding Affiliated Practice, (ii) administer the billing of patients, insurance companies and other third-party payors and collect on behalf of the Founding Affiliated Practice the fees for professional dental and other services and products rendered or sold by the Founding Affiliated Practice, (iii) provide, as necessary, clerical, accounting, payroll, legal, bookkeeping and computer services and personnel, information management, printing, postage and duplication services and transcribing services, (iv) supervise and maintain custody of substantially all files and records (other than patient records if prohibited by applicable law),
(v) provide facilities, equipment and furnishings for the Founding Affiliated Practice, (vi) order and purchase inventory and supplies as reasonably requested by the Founding Affiliated Practice and (vii) implement, in consultation with the Founding Affiliated Practice, public relations or advertising programs.



    Pursuant to each Service Agreement, the respective Founding Affiliated Practice retains the decision-making power and responsibility for, among other things, (i) hiring, compensating and supervising dentist-employees and other licensed dental professionals, (ii) ensuring that dentists have the required licenses, credentials, approvals and other certifications appropriate for the performance of their duties and (iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of dentistry. In addition, the Founding Affiliated Practice will be exclusively in control of all aspects of the practice of dentistry and the provision of dental services.


    Each Service Agreement is for an initial term of 40 years, with automatic extensions (unless specified notice is given) of five years. The Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Service Agreement may be terminated by the Company (i) if the Founding Affiliated Practice or a dental employee engages in conduct for which the dental employee's license to practice dentistry is revoked or suspended or is the subject of any restrictions or limitations by any governmental authority to such an extent that he, she or it cannot engage in the practice of dentistry or (ii) upon a breach by the dentist of the employment agreement between the Founding Affiliated Practice and the dentist.

    The Service Agreement requires the Founding Affiliated Practice to enforce the employment agreements between the Founding Affiliated Practice and the dentists associated with the Founding Affiliated Practice (the "Dentist Employment Agreements"). If the Founding Affiliated Practice does not enforce such employment agreement, the Company may, at its option, require the Founding Affiliated Practice to either assign (i) such employment agreement or (ii) the rights to enforce the covenant not to compete set forth therein to the Company or its designee.

    The Founding Affiliated Practice is responsible for obtaining professional liability insurance for the employees of the Founding Affiliated Practice and the Company is responsible for obtaining general liability and property insurance for the Founding Affiliated Practice.

    Upon termination of a Service Agreement, the Founding Affiliated Practice has the option to purchase and assume, and the Company has the option to require the Founding Affiliated Practice to purchase and assume, the assets and liabilities related to the Founding Affiliated Practice at the fair market value thereof, except in certain circumstances where the Founding Affiliated Practice or the Company, as applicable, was in breach of the Service Agreement.

DENTIST AGREEMENT

    Each dentist who has an ownership interest in a Founding Affiliated Practice will enter into a dentist agreement, which provides the Company such dentist's guarantee (for the initial five years and for so long thereafter as he or she owns any interest in the Founding Affiliated Practice) of the Founding Affiliated Practice's obligations under the applicable Service Agreement. In addition, such agreement provides that the dentist may not sell his or her ownership interest during the dentist's five-year employment term without the Company's prior written consent. In the event of a default under the Service Agreement by the Founding Affiliated Practice, the dentist agreement provides that the Company may, at its option, require the Founding Affiliated Practice to convey its patient records and the capital stock of the Founding Affiliated Practice to the Company's authorized designee, who, in any such case, the Company anticipates will be a dentist affiliated with an Affiliated Practice.


DENTIST EMPLOYMENT AGREEMENTS


    Upon consummation of the Affiliations, each Founding Affiliated Practice will be a party to a Dentist Employment Agreement with each dentist owner, including the dentist who owns such Founding Affiliated Practice. The Dentist Employment Agreements with dentists who will receive cash or Common Stock in the Affiliations are for an initial term of five years and continue thereafter on a year-to-year basis until terminated under the terms of the agreements. The Dentist Employment Agreements provide that the employee dentist will not compete with the Affiliated Practice during the term of the agreement and following the termination of the agreement for a term of two years in a specified geographical area. If employment of a dentist is terminated during the initial five-year term without the consent of Pentegra for any reason other than the dentist's death or disability or the occurrence of certain events outside the dentist's control, an event of default will occur under the Service Agreement. In certain jurisdictions a covenant not to compete may not be enforceable under certain circumstances. See "Risk Factors-- Reliance on Affiliated Practices and Dentists."


COMPETITION


    The Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. The Company is aware of several publicly traded dental practice management companies that have operations in jurisdictions where one or more Founding Affiliated Practices conduct business (including Castle Dental Centers, Inc., Monarch Dental Corporation, Coast Dental Services, Inc., Gentle Dental Service Corp., Apple Orthodontix, Inc., OrthAlliance, Inc. and Orthodontic Centers of America, Inc.) and several companies pursuing similar strategies in other segments of the health care industry. Certain of these competitors have greater financial and other resources than the Company and have operations in areas where the Company may seek to expand in the future. Additional companies with similar objectives are expected to enter the Company's markets and compete with the Company. In addition, the business of providing dental services is highly competitive in each market in which the Company will operate. Each of the Founding Affiliated Practices faces local competition from other dentists, pedodontists and other providers of specialty dental services (such as periodontists, orthodontists and oral surgeons), some of whom have more established practices. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company or the Affiliated Practices.


EMPLOYEES


    As of December 1, 1997, the Company employed three persons. Upon consummation of the Affiliations, the Company expects that it will have approximately 390 employees, of which approximately 15 will be employed at the Company's headquarters in Phoenix, Arizona or at the Company's regional office in Houston, Texas, and approximately 375 will be employed at the locations of the Founding Affiliated Practices. None of the Company's employees is, or upon consummation of the Affiliations will be, represented by collective bargaining agreements. The Company considers its employee relations to be good.


LITIGATION AND INSURANCE

    The Affiliated Practices provide dental services to the public and are exposed to the risk of professional liability and other claims. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits involve large claims and significant defense costs. Any suits or claims involving the Company or dentists at the Affiliated Practices, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of dentistry by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of a dentist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.


    The Company is currently not a party to any claims, suits or complaints. The Company may become subject to certain pending claims (each of which is an ordinary routine proceeding incidental to the business of the applicable Founding Affiliated Practice) as the result of successor liability in connection with the Affiliations; however, it is management's opinion that the ultimate resolution of those claims will not have a material adverse effect on the financial position, operating results or cash flows of the Company.



    The Founding Affiliated Practices have maintained professional liability insurance coverage, generally on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. The Company intends to acquire similar coverage after the closing of the Affiliations, since the Company, as a result of the Affiliations, will in some cases succeed to the liabilities of the Founding Affiliated Practices. Therefore, claims may be asserted against the Company after the closing of Affiliations for events that occurred prior to such closing.


GOVERNMENT REGULATION

    The dental services industry is regulated extensively at both the state and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of dentistry and state insurance regulation.

    CORPORATE PRACTICE OF DENTISTRY AND FEE-SPLITTING RESTRICTIONS


    The laws of many states, including all of the states in which the Founding Affiliated Practices are located other than New Mexico and Wisconsin, prohibit business corporations such as the Company from engaging in the practice of dentistry or employing dentists to practice dentistry. The specific restrictions against the corporate practice of dentistry, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-dental entity (such as the Company) from controlling the professional assets of a dental practice (such as patient records and payor contracts), employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants) or controlling the content of a dentist's advertising or professional practice. The laws of many states, including all of the states in which the Founding Affiliated Practices are located other than Alaska, Maine, Massachusetts, New Mexico and Wisconsin, also prohibit dentists from sharing professional fees with non-dental entities. State dental boards do not generally interpret these prohibitions as preventing a non-dental entity from owning non-professional assets used by a dentist in a dental practice or providing management services to a dentist for a fee, provided certain conditions are met. The Company believes that its operations will not contravene any restriction on the corporate practice of dentistry. There can be no assurance, however, that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited. The dentists associated with the Affiliated Practices must possess a license from the applicable state Board of Dental Examiners and a permit from the U.S. Drug Enforcement Agency.

    FRAUD AND ABUSE LAWS AND RESTRICTIONS ON REFERRALS AND SELF-REFERRALS


    Many states in which the Founding Affiliated Practices are located, including California, Florida, Maine, Maryland, Michigan, New York, Texas and Washington, have fraud and abuse laws that, in many cases, apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including many of the states in which the Founding Affiliated Practices are located, also impose significant penalties for submitting false claims for dental services. In addition, most states in which the Founding Affiliated Practices are located, including Alaska, Arizona, California, Florida, Louisiana, Maine, Maryland, Michigan, New York, Texas and Washington, have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services. Many states in which the Founding Affiliated Practices are located either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states, including Alaska, Florida and Maine, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist. The Service Agreements that will be entered into by the Company with respect to Affiliated Practices in Alaska, Florida and Maine will provide that equipment and offices owned or leased by the Company and used at an Affiliated Practice will remain under the exclusive control of the dentists employed by that Affiliated Practice.


    ADVERTISING RESTRICTIONS AND LIMITATIONS ON DELEGATION

    Some states prohibit the advertising of dental services under a trade or corporate name. Some states, including Texas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

    INSURANCE REGULATION

    There are certain state insurance regulatory risks associated with the Company's anticipated role in negotiating and administering managed care contracts on behalf of the Affiliated Practices. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. State insurance laws are subject to broad interpretation by regulators and, in some states, state insurance regulators may determine that the Company or the Affiliated Practices are engaged in the business of insurance because of the capitation features (or similar features under which an Affiliated Practice assumes financial risk) that may be contained in managed care contracts. In the event that the Company or an Affiliated Practice is determined to be engaged in the business of insurance, the Company or the Affiliated Practice could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurance that the Company's operations would not be adversely affected if the Company or any of the Affiliated Practices were to become subject to state insurance regulations.

    HEALTH CARE REFORM

    The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals, if any, will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. There can be no assurance that applicable federal or state laws and regulations will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with dentists or the operation of Affiliated Practices.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    As required by the Company's Bylaws, after the closing of the Offering, a majority of the Company's Board of Directors will be dentists who are affiliated with Affiliated Practices. The following table sets forth certain information concerning the Company's directors, the nine persons nominated to become directors on the closing of the Offering and the executive officers of the Company (ages are as of December 1, 1997):


                 NAME                       AGE                                 POSITION
---------------------------------------     ---     ----------------------------------------------------------------
Omer K. Reed, D.D.S....................         65  Chairman of the Board and Clinical Officer
Gary S. Glatter........................         44  President, Chief Executive Officer and Director
Sam H. Carr(1).........................         41  Senior Vice President, Chief Financial Officer and Director
James L. Dunn, Jr.(2)..................         35  Senior Vice President, Chief Development Officer and Director
John G. Thayer.........................         43  Senior Vice President and Chief Operating Officer
Kimberlee K. Rozman....................         37  Senior Vice President, General Counsel and Secretary
Ronnie L. Andress, D.D.S.(1)...........         42  Director
J. Michael Casas.......................         35  Director
James H. Clarke, Jr., D.D.S.(1)........         49  Director
Ronald E. Geistfeld, D.D.S.(1).........         63  Director
Allen M. Gelwick(2)....................         38  Director
Mack E. Greder, D.D.S.(1)..............         53  Director
Roger Allen Kay, D.D.S.(1).............         52  Director
Gerald F. Mahoney(1)...................         53  Director
Anthony P. Maris(1)....................         63  Director
George M. Siegel.......................         59  Director
Ronald M. Yaros, D.D.S.(1).............         51  Director

---------

(1) Appointment as a director will become effective upon the closing of the Offering.


(2) Each of Mr. Dunn and Mr. Gelwick intends to resign as a director upon the closing of the Offering.



OMER K. REED, D.D.S. has served as the Company's Chairman of the Board and Clinical Officer since May 1997. He founded Pentegra, Ltd. in 1988 and Napili in 1963, and is a practicing dentist with one of the Founding Affiliated Practices. Since inception, Pentegra, Ltd. and Napili have provided comprehensive management and consulting services to dental practices around the nation. In 1965, Dr. Reed founded the CeramDent Laboratory and he has maintained a private dental practice in Phoenix since 1959. He has held associate professorships in the Departments of Ecological Dentistry at the University of North Carolina, Chapel Hill (1978-1988) and the University of Minnesota (1982-1991), and has lectured extensively around the world on various subjects related to the practice of dentistry. Dr. Reed also serves on the Board of Directors of Century Companies of America, CUNA Mutual Insurance Group and the American Volunteer Medical Team. Pursuant to the terms of his employment agreement with the Company, the Company has undertaken to use its best efforts to elect Dr. Reed as a director of the Company.



GARY S. GLATTER has served as the Company's President, Chief Executive Officer and a Director since May 1997. From January 1994 to March 1997, he was President and Chief Operating Officer of H.E.R.C. Products Incorporated, a public company engaged in manufacturing and selling chemical rehabilitation products for water distribution systems. From 1989 until 1993, Mr. Glatter served as President and Chief Executive Officer of Classic Properties, a New York-based real estate company. Pursuant to the terms of his employment agreement with the Company, the Company has undertaken to use its best efforts to elect Mr. Glatter as a director of the Company.

SAM H. CARR has served as the Company's Senior Vice President and Chief Financial Officer since September 1997. From September 1996 until August of 1997, Mr. Carr served as Vice President--Finance and Corporate Development of Ankle & Foot Centers of America, LLP, a podiatry practice management company. From February 1995 until July 1996, Mr. Carr was a Senior Manager with Arthur Andersen LLP. Prior thereto, Mr. Carr was Chief Financial Officer of Columbia/HCA's Bellaire Hospital in Houston, Texas from January 1994 until January 1995, and Vice President of Finance of St. Vincent Hospital in Santa Fe, New Mexico from 1990 until 1994. Mr. Carr is a certified public accountant. Pursuant to the terms of his employment agreement with the Company, the Company has undertaken to use its best efforts to elect Mr. Carr as a director of the Company.


JAMES L. DUNN, JR. has served as the Company's Senior Vice President and Chief Development Officer since July 1997 and as a Director since March 1997. Since 1987, Mr. Dunn has been an attorney practicing as a sole practitioner in Houston, Texas. His legal practice is focused on providing services to members of the dental community. He has been actively involved in the valuation and sale of dental practices over the past five years. In 1995, Mr. Dunn was appointed to the Texas Medical Disclosure Panel, the body that determines which dental procedures require informed consent. Mr. Dunn is a member of the American Society of Pension Actuaries and is a certified public accountant.


JOHN G. THAYER has served as the Company's Senior Vice President and Chief Operating Officer since March 1997. Prior thereto, Mr. Thayer was Managing General Partner of England and Company, a public accounting firm he co-founded in 1983, which provides accounting and practice management counseling to health care professionals in the Texas Gulf Coast area. In 1994, he co-founded Medtek Management, Inc., a privately held management information company specializing in the data processing needs of health care professionals.

KIMBERLEE K. ROZMAN has served as the Company's Senior Vice President, General Counsel and Secretary since July 1997. Prior thereto, she served as Vice President, Senior Counsel (January to July 1997) and Associate General Counsel
(1996) of Physicians Resource Group, Inc., a public company engaged in providing ophthalmic practice management services. From 1990 to 1996, Ms. Rozman was an associate with the law firm of Jackson Walker L.L.P.

RONNIE L. ANDRESS, D.D.S. has been engaged in the private practice of dentistry in Freeport, Texas since 1995 and is President of Ronnie L. Andress, D.D.S., Inc., one of the Founding Affiliated Practices. Prior to 1995, Dr. Andress was engaged in the private practice of dentistry in Houston, Texas for over 12 years.


J. MICHAEL CASAS has been the President of Gustavia Investments, L.L.C. (a newly organized venture capital firm) since October 1997. Prior thereto, he served as a Vice President of Physicians Resource Group, Inc. from June 1995 to October 1997. From October 1991 to June 1995, Mr. Casas served as Administrator of Texas Eye Institute Assoc., a comprehensive eye care provider in the greater Houston, Texas area.


JAMES H. CLARKE, JR., D.D.S. has been engaged in the private practice of dentistry in Houston, Texas since 1974 and is President of James H. Clark, Jr., D.D.S., Inc., one of the Founding Affiliated Practices.

RONALD E. GEISTFELD, D.D.S. is Professor Emeritus at the University of Minnesota School of Dentistry, where he has taught since 1982. Dr. Geistfeld also maintained a part-time dental practice in Minnesota from 1973 to 1992. He is a member of the Minnesota Dental Association, the Minneapolis District Dental Society, the American College of Dentists, the Academy of Operative Dentistry, the Minnesota Academy of Restorative Dentistry and the Minnesota Academy for Gnathological Research.


ALLEN M. GELWICK has served as a Senior Vice President of Alexander & Alexander, an insurance brokerage firm, since 1995 and was previously a member of Alexander & Alexander's Chairman's Council. From 1992 until 1994, he served as Senior Vice President for Minet Insurance Services. Prior thereto, Mr. Gelwick served as Senior Vice President for Frank B. Hall & Co. and was an underwriter for Chubb Insurance.

MACK E. GREDER, D.D.S. has been engaged in the private practice of dentistry in Omaha, Nebraska since 1970 and is President of Mack E. Greder, D.D.S., P.C., one of the Founding Affiliated Practices.

ROGER ALLEN KAY, D.D.S. has been engaged in the private practice of dentistry in Farmington and Livermore Falls, Maine since 1972 and is President of Roger Allen Kay, D.D.S., P.A., one of the Founding Affiliated Practices. He is a member of the Maine Dental Association, the American Dental Association, the Academy of General Dentistry and the American Society of Dentistry for Children.

GERALD F. MAHONEY has been Chairman of the Board and Chief Executive Officer of Mail-Well, Inc., a public company engaged in printing and envelope manufacturing with over 50 printing offices throughout the United States, since 1994. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Pavey Envelope beginning in 1991. Mr. Mahoney is a certified public accountant.

ANTHONY P. MARIS is a consultant to health care businesses. From 1987 to 1996, Mr. Maris was a Director, Vice President, Chief Financial Officer and Treasurer of Roberts Pharmaceutical Corporation, a public company engaged in pharmaceuticals manufacturing. Prior thereto, Mr. Maris was a Director and Chief Financial Officer of Hoffmann--La Roche Inc., a pharmaceutical manufacturer.

GEORGE M. SIEGEL was President and Chief Executive Officer of Parcelway Courier Systems, Inc., a publicly traded messenger and courier business with operations throughout North America, from 1990 to 1997. In 1993, Mr. Siegel co-founded U.S. Delivery Systems, a public company engaged in consolidating local messenger and delivery companies. Prior thereto, Mr. Siegel founded and was the President and Chief Executive Officer of U.S. Messenger & Delivery Service and Direct Dispatch Corporation, two messenger and courier service companies that he sold to Mayne Nickless Courier System, Inc.

RONALD M. YAROS, D.D.S. has been engaged in the private practice of dentistry in Aurora, Colorado since 1973 and is President of Ronald M. Yaros, D.D.S., P.C., one of the Founding Affiliated Practices. He is a member of the American Dental Association, the Colorado Dental Association, the Metro Denver Dental Society and the Academy of General Dentistry.

BOARD OF DIRECTORS


    The Board of Directors will be divided into three classes with at least four directors in each class, with the term of one class expiring at the annual meeting of stockholders in each year, commencing in 1998. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. The first class, whose term of office will expire at the first annual meeting of stockholders in 1998, is comprised of Drs. Andress, Geistfeld and Kay, and Mr. Casas; the second class, whose term will expire one year thereafter, is comprised of Drs. Clarke, Greder and Yaros and Mr. Carr; and the third class, whose term will expire two years thereafter, is comprised of Dr. Reed and Messrs. Glatter, Mahoney, Maris and Siegel. The Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed to practice dentistry and affiliated with one of the Affiliated Practices. See "Risk Factors--Board Composition."


    On closing of the Offering, there will be three committees of the Board:
Audit, Compensation and Executive. The initial members of the Audit Committee will be Messrs. Maris and Mahoney. The initial members of the Compensation Committee will be Messrs. Maris, Siegel and Casas. The initial members of the Executive Committee will be Dr. Reed and Messrs. Glatter and Siegel. The members of the Audit and Compensation Committees will not be employees of the Company.

    Directors who are employees of the Company or a Founding Affiliated Practice do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or a Founding Affiliated Practice will receive a fee of $1,500 for attendance at each Board of Directors meeting and $750 for each committee meeting (unless held on the same day as a Board of Directors meeting), and an initial grant of nonqualified options to purchase 10,000 shares of Common Stock (except with respect to Messrs. Casas and Siegel, who have waived their right to receive those options). Directors who are not employees of the Company will also receive annual grants of nonqualified options to purchase 5,000 shares on the first business day of the month following the date on which each annual meeting of the Company's stockholders is held. See "--1997 Stock Compensation Plan." All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company.

EXECUTIVE COMPENSATION


    Pentegra has conducted no operations to date other than in connection with the Offering and the Affiliations. The Company anticipates that during 1997 its most highly compensated executive officers will be Dr. Reed and Messrs. Glatter, Carr, Dunn and Thayer (the "Named Executive Officers"), each of whom has entered or will enter into an employment agreement providing for an annual salary of $175,000, $175,000, $175,000, $125,000 and $125,000, respectively. See
"--Employment Agreements."


    In addition to base salary, Messrs. Glatter, Carr, Dunn and Thayer through their employment agreements are eligible for certain bonuses described under "--Employment Agreements" and performance bonuses based on the achievement of specific financial targets of the Company. Performance bonuses will not exceed 50% of base salary for each of those officers, except Mr. Glatter (whose bonus will not exceed 200% of his base salary).

    In September 1997, the Company granted options to purchase 333,333 shares, 66,667 shares, 33,333 shares and 33,333 shares of Common Stock to Messrs. Glatter, Carr, Dunn and Thayer, respectively, under the Company's 1997 Stock Compensation Plan, exercisable at the initial public offering price per share set forth on the cover page of this Prospectus. Of the options granted to Mr. Glatter, options to acquire 166,667 shares vest on the first anniversary of the date of this Prospectus, options to acquire 66,667 shares vest on each of the second and third anniversaries of the date of this Prospectus, and options to acquire 33,333 shares vest on the fourth anniversary of the date of this Prospectus. The options granted to Messrs. Carr, Dunn and Thayer vest annually in 20% increments beginning on the first anniversary of the date of this Prospectus. See "--1997 Stock Compensation Plan."

EMPLOYMENT AGREEMENTS


    The Company has entered into employment agreements with Dr. Reed, Messrs. Glatter, Carr, Dunn and Thayer and Ms. Rozman. These agreements, which will be effective on the closing of the Affiliations and the Offering, have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all the Company's compensation plans in which other executive officers of the Company participate. Dr. Reed's employment agreement provides that he will serve as the Company's clinical officer and has a three-year term commencing on completion of the Offering. Dr. Reed's base salary under the employment agreement will be $175,000 per year, or as increased from time to time by the Board of Directors, and provides for bonus payments aggregating $1,250,000 payable by the Company in installments of $10,000 on closing of each future dental practice affiliation subsequent to the Offering until the bonus has been paid in full, provided that the bonus must be paid in full by the third anniversary of the date of this Prospectus. Mr. Glatter's employment agreement provides that he will serve as the Company's chief executive officer and president and has at least a four-year term commencing on July 1, 1997. Mr. Glatter's base salary under the employment agreement will be as follows: (i) $175,000 per year for the period from July 1, 1997 through June 30, 1998, (ii) $200,000 per year for the period from July 1, 1998 through June 30, 1999, (iii) $225,000 per year for the period from July 1, 1999 through June 30, 2000 and
(iv) $250,000 per year from July 1, 2000 thereafter or as increased from time-to-time by the Board of Directors. Each of the agreements for Messrs. Carr, Dunn and Thayer and Ms. Rozman has a continuous five-year term with an annual base salary of $175,000 for Mr. Carr and of $125,000 for each of the other officers, and is subject to the right of the Company to terminate the employee's employment at any time. Mr. Glatter is eligible to receive an annual cash bonus in an amount equal to 50%, 100%, 150% or 200% of his base salary in the event that the Company experiences from 5% to 9.99%, 10% to 19.99%, 20% to 29.99% or greater than 30%, respectively, growth in earnings per share on a year-to-year basis (calculated on a pro forma basis for the calendar year prior to the Company's first fiscal year of operations). For purposes of determining the applicable year's earnings per share change, the cash bonuses payable to Mr. Glatter and under all other employment agreements between the Company and its officers will be taken into account. Each of the other named officers (except Dr. Reed and Mr. Glatter) is eligible to receive an annual cash bonus in an amount equal to 10%, 20%, 30%, 40% or 50% of his or her base salary in the event that the Company experiences 20% to 22.5%, 22.5% to 25%, 25% to 27.5%, 27.5% to 30% or greater than 30%, respectively, growth in earnings per share on a year-to-year basis (calculated on a pro forma basis for the calendar year prior to the Company's first fiscal year of operations). For purposes of determining the applicable year's earnings per share change, the cash bonuses payable to the officer and under all other employment agreements between the Company and its officers will be taken into account.



    If the employee's employment is terminated by the Company without cause (as defined), Messrs. Carr, Dunn and Thayer and Ms. Rozman will be entitled to a payment equal to either 12 months' or six months' salary depending on whether such employee has relocated to Phoenix, Arizona, and Dr. Reed and Mr. Glatter will be entitled to a payment equal to the salary payable over the remaining term of their respective employment agreements. Mr. Thayer will also receive a $25,000 bonus on the closing of the Offering and a $25,000 bonus on the first anniversary of that closing. Each of the foregoing agreements also contains a covenant limiting competition with the Company for one year following termination of employment.


    Each Founding Affiliated Practice will enter into an employment agreement with its dentist employees. See "Business--Dentist Employment Agreements."

1997 STOCK COMPENSATION PLAN

    In August 1997, the Board of Directors adopted, and the stockholders of the Company approved, the 1997 Stock Compensation Plan. The purpose of the 1997 Stock Compensation Plan is to provide the Company's employees, non-employee directors and advisors and employees and directors of Affiliated Practices with additional incentives by increasing their proprietary interest in the Company. The aggregate number of shares of Common Stock with respect to which options and awards may be granted under the 1997 Stock Compensation Plan may not exceed 2,000,000 shares.

    The 1997 Stock Compensation Plan provides for the grant of incentive stock options ("ISOs"), as defined in Section 422 of the Code, nonqualified stock options (collectively with ISOs, "Options") and restricted stock awards ("Awards"). Following the consummation of the Offering, the 1997 Stock Compensation Plan will be administered by the Compensation Committee of the Board of Directors, which will be comprised of not less than two members of the Board of Directors (the "Committee"). Prior to the consummation of the Offering, the 1997 Stock Compensation Plan had been administered by the Company's full Board of Directors. The Committee has, subject to the terms of the 1997 Stock Compensation Plan, the sole authority to grant Options and Awards under the 1997 Stock Compensation Plan, to interpret the 1997 Stock Compensation Plan and to make all other determinations necessary or advisable for the administration of the 1997 Stock Compensation Plan.

    All of the Company's employees, non-employee directors and advisors and employees and directors of Affiliated Practices are eligible to receive nonqualified stock options and Awards under the 1997 Stock Compensation Plan, but only employees of the Company are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any option agreement, options will become immediately exercisable in the event of certain events including certain merger or consolidation transactions and changes in control of the Company. No Option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the outstanding Common Stock). An Award grants the recipient the right to receive a specified number of shares of Common Stock, which shall become vested over a period of time, not exceeding 10 years, specified by the Committee. Restricted stock transferred to a recipient shall be forfeited upon the termination of the recipient's employment or service other than for death, permanent disability or retirement unless the Committee, in its sole discretion, waives the restrictions for all or any part of an Award.

    The exercise price for ISOs granted under the 1997 Stock Compensation Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees owning more than 10% of the Common Stock). The exercise price for nonqualified options granted under the 1997 Stock Compensation Plan may not be less than the fair market value of the Common Stock on the date of grant.

    Payment upon exercise of an Option may be made in cash or by check, by means of a "cashless exercise" involving the sale of shares by, or a loan from, a broker, or, in the discretion of the Committee, by delivery of shares of Common Stock, by payment of the par value of the shares subject to the Option plus a promissory note for the balance of the exercise price or in any other form of valid consideration permitted by the Committee.

    There are generally no federal income tax consequences upon the grant of an Option under the 1997 Stock Compensation Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price, and the Company is generally entitled to a corresponding deduction. When an optionee sells shares issued upon the exercise of a nonqualified stock option, the optionee realizes short-term, mid-term or long-term capital gain or loss, depending on the length of the holding period. If the optionee holds the shares for more than 18 months, the capital gain or loss will be long-term capital gain or loss. If the optionee holds the shares for more than one year but not more than 18 months, the capital gain or loss will be mid-term capital gain or loss. Otherwise, the capital gain or loss will be short-term capital gain or loss. The Company is not entitled to any deduction in connection with such sale.

    An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the 1997 Stock Compensation Plan, and the Company will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired upon exercise of an ISO that does not occur within one year after the date of exercise or within two years after the date of grant of the option generally will result in the recognition of long-term or mid-term capital gain or loss by the optionee in an amount equal to the difference between the amount realized on the sale and the exercise price, and the Company is not entitled to any deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the optionee.

    For alternative minimum tax purposes, the difference between the fair market value, on the date of exercise, of Common Stock purchased upon the exercise of an ISO, and the exercise price increases alternative minimum taxable income. Additional rules apply if an optionee makes a disqualifying disposition of the Common Stock.

    There are generally no federal income tax consequences upon the grant of an Award, except as described below regarding a section 83(b) election. Upon the expiration of the restrictions on shares of Common Stock subject to an Award, except as provided in the next sentence, the recipient of the Award will recognize taxable ordinary income equal to the fair market value of the shares at the time of such expiration. If the recipient of an Award elects, pursuant to section 83(b) of the Code, within 30 days of the date shares of restricted stock are considered transferred to the recipient, to recognize taxable ordinary income at the time of the transfer in an amount equal to the fair market value of such shares, no additional income will be recognized upon the lapse of the restrictions on the shares and no deduction will be allowed to the recipient if the shares are subsequently forfeited. A recipient who makes such an election under section 83(b) is required to give notice of such election to the Company immediately after making the election, and the Company will be entitled to a deduction equal to the amount of income recognized by the recipient. For capital gain purposes, the recipient's holding period for the shares received will begin at the time taxable income is recognized under these rules and his or her basis in the shares will be the amount of ordinary income recognized.



    The Company anticipates that upon the consummation of the Offering it will have (i) outstanding options to purchase a total of 671,667 shares of Common Stock under the 1997 Stock Compensation Plan and (ii) 1,328,333 additional shares available for future awards under the 1997 Stock Compensation Plan.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY


    In connection with the formation of the Company, in February 1997, PII issued common stock to J. Michael Casas (200,000 shares), James L. Dunn, Jr. (100,000 shares), John G. Thayer (66,667 shares) and Allen M. Gelwick (66,667 shares), at a purchase price per share of $0.01. In May 1997, PII issued Class B Preferred to J. Michael Casas (66,667 shares) and James L. Dunn, Jr. (33,334 shares), at a purchase price per share of $0.01. In May 1997, PII issued Common Stock to George M. Siegel (300,000 shares), Dr. Reed (150,000 shares), Gary S. Glatter (100,000 shares), Kelly W. Reed (150,000 shares) and Kimberlee K. Rozman (33,333 shares), at a purchase price per share of $0.01. In September 1997 and October 1997, PII repurchased 46,667 shares and 20,000 shares, respectively, of its common stock from George M. Siegel at a purchase price per share of $0.01. In September 1997, the Company issued 66,667 shares of common stock to Sam H. Carr at a purchase price of $0.01 per share.



    In connection with the raising of $1,450,000 by PII in order to fund a portion of the expenses for the Offering and the Affiliations, in June 1997, PII issued capital stock to Dr. Reed (37,500 shares of Class B Preferred and 7,500 shares of common stock), Gary S. Glatter (37,500 shares of Class B Preferred and 7,500 shares of common stock), George M. Siegel (37,500 of Class B Preferred and 7,500 shares of common stock), Mack E. Greder, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Roger Allen Kay, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Bruce A. Kanehl, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Brian K. Kniff, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Richard W. Mains, Jr., D.M.D., RBM Trust (25,000 shares of Class B Preferred and 5,000 shares of common stock), James W. Medlock, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Thomas L. Mullooly, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Richard H. Fettig, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Marvin V. Cavallino, D.D.S. (50,000 shares of Class B Preferred and 10,000 shares of common stock), Alan H. Gerbholz, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Victor H. Burdick, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Steve Anderson, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock) and James P. Allen, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), at a purchase price per share of $1.00 for the Class B Preferred and of $0.01 for the common stock.


    In September 1997, (i) each owner of shares of common stock of PII agreed to exchange those shares for shares of Common Stock on a one-for-one basis and (ii) each of Dr. Reed and Messrs. Glatter, Dunn, Casas and Siegel agreed to sell to PII all shares of Class B Preferred he owns at a price per share equal to the subscription price he paid to PII for those shares, which transactions will occur concurrently with the closing of the Offering and the Affiliations. In addition, immediately after the completion of the repurchases described in the foregoing sentence, all outstanding shares of Class A Preferred and Class B Preferred will be redeemed by PII at a redemption price of $2.00 per share from the proceeds of the Offering.



    In December 1997, the owners of the outstanding shares of common stock of PII agreed that, in the event the initial public offering price is less than $12.00 per share, PII will repurchase from those stockholders, on a pro rata basis, at a purchase price of $.01 per share, that number of shares as will be necessary so that the aggregate number of shares of Common Stock issuable in connection with the Affiliations and the Share Exchange will not exceed 3,941,898 shares. Pursuant to that agreement, assuming an initial public offering price of $10.00 per share, PII would repurchase approximately 24.9% of each such stockholder's shares of PII common stock, or an aggregate of 437,038 shares.



    The Company has entered into an agreement with Pentegra, Ltd., Napili and Dr. Reed to purchase substantially all of the tangible and intangible assets of Pentegra, Ltd. and Napili for $200,000 upon completion of the Offering. Dr. Reed beneficially owns approximately 51.0% of the capital stock of each of Pentegra, Ltd. and Napili and the Reed Family Trust (which is administered by, and whose beneficiaries are, the children of Dr. Reed) beneficially owns 49% of the capital stock of each of Pentegra, Ltd. and Napili. The assets that the Company will acquire from Pentegra, Ltd. and Napili include office furniture and equipment, marketing systems, recall systems, telephone systems, customer/client lists, books and records and video tapes.



    Since February 1997, the Company has occupied and had access to the facilities, equipment and staff of James L. Dunn & Assoc., Inc., an affiliate of James L. Dunn, Jr. Beginning June 1, 1997, the Company agreed to compensate James L. Dunn & Assoc., Inc. for use of and access to its office facilities, equipment and staff at the rate of $10,000 per month. James L. Dunn & Assoc., Inc. will also provide the Company a monthly invoice for delivery, postage, telephone, travel and other out-of-pocket expenses and obtain reimbursement for those expenses from the Company. Through October 31, 1997, the Company has reimbursed James L. Dunn & Assoc., Inc. for approximately $9,000 of such expenses. The Company believes that the compensation paid to James L. Dunn & Assoc., Inc. represents the fair market value of the services (which includes the shared use of two clerical employees, use of office furniture, copy machines, computers and other office equipment, and office supplies) provided to the Company. Subsequent to the Offering, this arrangement may continue on a month-to-month basis at the discretion of the Company.



    The Company has leased a portion of the office facilities, equipment and staff of Pentegra, Ltd., which is wholly owned by Dr. Reed, beginning June 1, 1997. The Company has agreed to compensate Pentegra, Ltd. for use of and access to its office facilities, equipment and staff at the rate of $11,000 per month. Pentegra, Ltd. will also provide the Company a monthly invoice for delivery, postage, telephone, travel and other out-of-pocket expenses and obtain reimbursement for those expenses from the Company. Through October 31, 1997, the Company has reimbursed Pentegra, Ltd. and Napili for approximately $6,000 of such expenses. The Company believes that the compensation to be paid to Pentegra, Ltd. represents the fair market value of the goods and services (which includes utilities, furniture, office equipment and clerical services) being provided to the Company under this arrangement. This lease will be assumed by the Company in the Pentegra/Napili Transaction.



    The following table provides certain information concerning each of the Affiliations and each person who has an ownership interest in a Founding Affiliated Practice (all of whom are promoters of the Company):



                                                                              CONSIDERATION TO BE RECEIVED
                                                             DEBT AND    ---------------------------------------
                                            ASSETS TO BE   LIABILITIES   NUMBER OF     VALUE OF
     FOUNDING AFFILIATED PRACTICE(1)       CONTRIBUTED(2)    ASSUMED     SHARES(3)     SHARES(3)        CASH
-----------------------------------------  --------------  ------------  ----------  -------------  ------------
James P. Allen, D.D.S....................   $     54,224   $     67,069      55,320  $     553,200  $    138,301
Anderson Dental Group, Inc.:
  Walter J. Anderson, D.D.S..............         12,818         56,581      32,950        329,500        82,376
  Donald H. Plotkin, D.D.S...............         12,012         53,026      30,880        308,800        77,200
  William A. Cerney, D.D.S...............         10,132         44,730      26,049        260,490        65,122
  Brian M. Ellis, D.D.S..................         10,132         44,730      26,049        260,490        65,122
  Afshan Kaviani, D.D.S..................          9,282         40,976      23,863        238,630        59,658
  William H. Swilley, D.D.S..............          2,571         11,348       6,609         66,090        16,522
Ronnie L. Andress, D.D.S., Inc...........        119,366        181,623      86,531        865,310       216,326
Victor H. Burdick, D.D.S., P.C...........             --          4,344      45,650        456,500       114,126
Marvin V. Cavallino, D.D.S., A
  Professional Corporation...............         40,340         72,426      57,379        573,790       143,447
James H. Clarke, Jr., D.D.S., Inc........        134,400        131,952      52,011        520,110       130,027
Henry F. Cuttler, D.D.S..................         91,705        114,028      31,684        316,840        79,211
Edward T. Dougherty, Jr., D.D.S., P.A....         13,284             --      93,132        931,320       232,830
Family Dental Center, P.A.:
  Steve Anderson, D.D.S..................         48,830             --      70,685        706,850       176,711
  Lindi B. Anderson, D.D.S...............         12,208             --      17,671        176,710        44,178


                                                               (TABLE CONTINUED)

                                                                              CONSIDERATION TO BE RECEIVED
                                                             DEBT AND    ---------------------------------------
                                            ASSETS TO BE   LIABILITIES   NUMBER OF     VALUE OF
     FOUNDING AFFILIATED PRACTICE(1)       CONTRIBUTED(2)    ASSUMED     SHARES(3)     SHARES(3)        CASH
-----------------------------------------  --------------  ------------  ----------  -------------  ------------
Richard H. Fettig, D.D.S.................         14,288         19,836      38,921        389,210        97,303
Alan H. Gerbholz, D.D.S., P.C............         15,154             --      36,581        365,810        91,451
Michael J. Gershtenson, D.D.S., P.C......         92,794         24,948      39,227        392,270        98,067
Mack E. Greder, D.D.S., P.C..............         43,211         37,505      57,273        572,730       143,183
Salvatore Guarnieri, D.D.S...............         76,652         28,205      40,118        401,180       100,295
Kent Hamilton, D.D.S.....................        160,781        200,000      95,305        953,050       238,262
David R. Henderson, D.D.S................          6,202             --      34,044        340,440        85,109
Stephen Hwang, D.D.S.....................         14,198             --      29,973        299,730        74,931
Jackson Dental Partnership:
  Penn Jackson, Sr., D.D.S...............         47,842             --      26,056        260,560       --
  Penn Jackson, Jr., D.D.S...............         31,894             --      17,371        173,710       --
Bruce A. Kanehl, D.D.S...................             --         22,532      58,951        589,510       147,378
Roger Allen Kay, D.D.S., P.A.............         19,883          4,816      57,607        576,070       144,017
Patrick T. Kelly, D.D.S., P.C............         20,133         12,000      15,603        156,030        39,008
Brian K. Kniff, D.D.S., P.C.:
  Brian K. Kniff, D.D.S..................        102,477         23,327      45,539        455,390       113,848
  Gordon Ledingham, D.D.S................        102,477         23,327      45,539        455,390       113,848
Lakeview Dental, P.C. (Kevin Gasser,
  D.D.S.)................................         19,586         34,803      40,872        408,720       102,180
Donald W. Lanning, D.D.S.................         39,167             --      24,867        248,670        40,000
David A. Little, D.D.S...................         89,519        230,859      42,336        423,360       105,840
Susan Lunson, D.D.S......................         73,457        190,675      23,701        237,010        59,253
Richard W. Mains, Jr., D.M.D., P.C.......         86,785             --      67,261        672,610       168,152
James M. McDonough, D.D.S................         43,476         56,000      50,570        505,700       126,424
James W. Medlock, D.D.S., P.A............         18,282         33,066      71,976        719,760       179,940
James Randy Mellard, D.D.S. M.S., P.C....         48,327         65,242      12,794        127,940        31,986
Mary B. Mellard, D.D.S., P.C.............        128,119        230,733      51,425        514,250       128,562
TL Mullooly, D.D.S., Inc.................         48,812             --      38,767        387,670        96,918
Byron L. Novosad, D.D.S., Inc............          6,594             --      39,969        399,690        99,923
Randy O'Brien, D.D.S., Inc...............         21,527         27,753      30,725        307,250        76,811
Terrence C. O'Keefe, D.D.S...............         45,442         52,139      24,300        243,000        81,000
Harold A. Pebbles, Jr., D.D.S., P.C......             --             --      47,857        478,570       119,641
Jimmy F. Pinner, D.D.S...................         18,664         12,000      14,647        146,470        36,619
Omer K. Reed, D.D.S......................         17,806              0      31,298        312,980       --
Richard Reinitz, D.D.S., P.C.............         96,284        226,009     126,395      1,263,950       315,988
Greg Richards, D.D.S.....................         49,194         59,000      16,524        165,240        41,302
Richard N. Smith, D.M.D., P.C............         34,399         94,998      81,252        812,520       203,129
John N. Stellpflug, D.D.S................         20,079         36,750      40,002        400,020       100,006
Jack Stephens, D.D.S.....................         54,409             --     102,609      1,026,090       256,523
Y. Paul Suzuki, D.D.S., P.C..............         18,900          1,864      38,348        383,480        95,870
Donald F. Tamborello, D.D.S..............         13,808          7,565      45,864        458,640       114,660
Helena Thomas, D.D.S.....................         93,011        113,013      24,626        246,260        61,566
Louis J. Thornley, D.D.S., P.C...........         25,843             --      35,595        355,950        88,989
S. Victor Uhrenholdt, D.D.S., P.C........         42,716         50,157      50,687        506,870       126,718
Scott Van Zandt, D.D.S...................          7,741          1,675      34,099        340,990        85,248
Ronald M. Yaros, D.D.S., P.C.............        216,938          5,404     118,332      1,183,320       295,830
                                           --------------  ------------  ----------  -------------  ------------
                                            $  2,698,175   $  2,749,034   2,622,269  $  26,222,690  $  6,366,935
                                           --------------  ------------  ----------  -------------  ------------
                                           --------------  ------------  ----------  -------------  ------------


---------


(1) Unless otherwise noted, the dentist who owns all of the capital stock of the Founding Affiliated Practice is set forth in the name of that Founding Affiliated Practice.

(2) Assets to be contributed reflects the historical book value of the nonmonetary assets of each practice to be transferred to the Company. These nonmonetary assets are reflected at historical cost in accordance with SAB No. 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the practices.



(3) Assumes an initial public offering price of $10.00 per share. The actual number of shares to be issued as consideration for the Affiliations may be higher or lower depending on the actual initial public offering price per share. For example, an aggregate of 2,383,881 shares of Common Stock would be issued to the dentist-owners of the Founding Affiliated Practices if that price is $11.00 per share, while an aggregate of 2,913,631 shares of Common Stock would be issued to the dentist-owners of the Founding Affiliated Practices if that price is $9.00 per share.



    The consideration being paid by the Company for each Founding Affiliated Practice was determined by negotiations between executive officers of the Company not affiliated with any Founding Affiliated Practice and a representative of that Founding Affiliated Practice. The Company used the same valuation method to negotiate the consideration being paid to each of the Founding Affiliated Practices, including the respective practices wholly owned by Drs. Reed, Andress, Clarke, Greder, Kay and Yaros, which method was based upon the Founding Affiliated Practice's gross revenue net of certain operating expenses, and the Company's assessment of growth potential.



    All of the 2,622,269 shares of Common Stock issued in the Affiliations to the dentists named in the foregoing table and all of 1,319,629 shares of Common Stock in the Share Exchange will have certain piggy-back registration rights. See "Shares Eligible for Future Sale."


COMPANY POLICY

    It is anticipated that future transactions with affiliates of the Company will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company does not intend to incur any further indebtedness to, or make any loans to, any of its executive officers, directors or other affiliates.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


    The following table shows, as of December 1, 1997 and immediately after giving effect to the closing of the Affiliations and the Offering, the then "beneficial ownership" of the Common Stock of (i) each director and person nominated to become a director on closing of the Offering, (ii) each executive officer, (iii) all executive officers and directors of the Company as a group and (iv) each person who owns more than 5% of the outstanding Common Stock. The table assumes none of such persons intend to acquire shares in the Offering. The address of each person in the table is c/o Pentegra Dental Group, Inc., 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018.



                                                                         SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                                OWNED                    OWNED
                                                                           BEFORE OFFERING         AFTER OFFERING(1)
                                                                       -----------------------  -----------------------
                                                                         NUMBER      PERCENT      NUMBER      PERCENT
                                                                       ----------  -----------  ----------  -----------
Omer K. Reed, D.D.S..................................................     157,500         9.0%     149,614         2.3%
Gary S. Glatter......................................................     107,500         6.1%      80,755         1.3%
Sam H. Carr..........................................................      66,667         3.8%      50,081           *
James L. Dunn, Jr....................................................      93,333         5.3%      70,113         1.1%
John G. Thayer.......................................................      66,667         3.8%      50,081           *
Kimberlee K. Rozman..................................................      33,333         1.9%      25,040           *
Ronnie L. Andress, D.D.S.............................................           0      --           86,531         1.3%
George M. Siegel.....................................................     240,833        13.7%     180,916         2.8%
J. Michael Casas.....................................................     200,000        11.4%     150,242         2.3%
Ronald M. Yaros, D.D.S...............................................           0      --          118,332         1.8%
Kelly W. Reed(2).....................................................     150,000         8.5%     112,681         1.7%
Roger Allen Kay, D.D.S...............................................       5,000           *       61,363           *
Mack E. Greder, D.D.S................................................       5,000           *       61,029           *
James H. Clarke, Jr., D.D.S..........................................           0      --           52,011           *
Allen M. Gelwick.....................................................      66,667         3.8%      50,081           *
Ronald E. Geistfeld, D.D.S...........................................           0      --                0      --
Gerald F. Mahoney....................................................           0      --                0      --
Anthony P. Maris.....................................................           0      --                0      --
All executive officers and directors as a group (17 persons).........   1,042,500        59.3%   1,178,677        18.3%


---------

*   less than 1%.


(1) Shares shown in the above table do not include shares that could be acquired upon exercise of currently outstanding stock options which do not vest within 60 days of the date of this Prospectus. The number of shares of Common Stock to be issued in connection with the Affiliations (2,622,269 shares) and the Share Exchange (1,319,629 shares) assumes an initial public offering price of $10.00 per share. The actual number of such shares may be higher or lower depending on the actual initial public offering price per share.


(2) Kelly W. Reed, Vice President of Operations of the Company, is the son of Omer K. Reed, D.D.S.

                          DESCRIPTION OF CAPITAL STOCK


    The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At September 30, 1997, 1,756,667 shares of Common Stock were issued and outstanding and held of record by 52 stockholders. The following summary is qualified in its entirety by reference to the Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

    The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, and each share has one vote. The Common Stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights, is not convertible, redeemable or assessable. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding the Company's dividend policy.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional, exchange or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock.

    Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

    Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

    The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters.

    The Bylaws provide that, from and after the first date that the Company has received funding from the sale of capital stock in an initial public offering, the stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors.

    The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. As a result, it is currently contemplated that approximately one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquirer obtains the controlling interest. In addition, the Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed dentists affiliated with one of the Affiliated Practices. See "Management--Directors and Executive Officers."

    The Certificate of Incorporation provides that the number of directors shall be as specified in the Bylaws. The Bylaws provide that the number of directors shall be determined by the Board of Directors from time to time, but shall be at least one and not more than nineteen. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

    The Company's Bylaws contain provisions (i) requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days nor more than 180 days prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding annual meeting of stockholders was held, and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 180 days prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding annual meeting of stockholders was held, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Bylaws, which are included as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon consummation of the Affiliations and the Offering, the Company will have outstanding 6,441,898 shares of Common Stock (6,816,898 if the Underwriters' over-allotment option is exercised in full) of which the 2,500,000 shares sold in the Offering (2,875,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 3,941,898 shares of Common Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.



    In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the date of acquisition of restricted securities from the issuer or from an affiliate of the issuer, the acquirer or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirements described above. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Commission has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The Commission has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.


    As of September 30, 1997, options to purchase an aggregate of 671,667 shares of Common Stock were authorized for issuance under the Company's 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan." In general, pursuant to Rule 701 under the Securities Act, any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell such shares without compliance with the holding period provisions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, the Company intends to file a registration statement covering the 1,500,000 shares of Common Stock issuable upon exercise of stock options that may be granted in the future under the 1997 Stock Compensation Plan, in which case such shares of Common Stock generally will be freely tradable by non-affiliates in the public market without restriction under the Securities Act.



    The Company and its executive officers, directors and current stockholders have agreed not to offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock owned or acquired in the future in any manner prior to the expiration of 180 days after the date of this Prospectus (the "180-Day Lockup Period") without the prior written consent of Lehman Brothers Inc., except that the Company may, subject to certain conditions, issue shares of Common Stock in connection with future acquisitions and may grant Options or Awards (or issue shares of Common Stock upon exercise of Options or Awards) under the 1997 Stock Compensation Plan. These restrictions will be applicable to any shares acquired by any of those persons in the Offering or otherwise during the 180-Day Lockup Period. In addition, the Company's executive officers, directors and current stockholders and the persons acquiring shares of Common Stock in connection with the Affiliations have agreed with the Company that they generally will not sell, transfer or otherwise dispose of any of their shares for one year following the closing of the Offering.



    In connection with the Affiliations, the Company will enter into registration rights agreements with former stockholders of the Founding Affiliated Practices (the "Registration Rights Agreements"), which will provide certain registration rights with respect to the Common Stock issued to such stockholders in the Affiliations. Each Registration Rights Agreement will provide the holders of Common Stock subject to such agreement with the right to participate in registrations by the Company of its equity securities in underwritten offerings. The registration rights conferred by the Registration Rights Agreements will terminate on the second anniversary of the closing of the Offering. The Company is generally required to pay the costs associated with such an offering, other than underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. The Registration Rights Agreements provide that the number of shares of Common Stock to be registered on behalf of the selling stockholders is subject to limitation if the managing underwriter determines that market conditions require a limitation. Under the Registration Rights Agreements, the Company will indemnify the selling stockholders thereunder, and such stockholders will indemnify the Company against, certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreements. The Company and each of its current stockholders are parties to a stockholders agreement, which provides those stockholders registration rights substantially equivalent to the registration rights in the Registration Rights Agreements.

    Prior to the Offering, there has been no established public market for the Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Underwriting."

    Following the consummation of the Offering, the Company intends to register 1,500,000 shares of Common Stock under the Securities Act for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale. Resales of any of those shares during the 180-Day Lockup Period would require the prior written consent of Lehman Brothers Inc.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Rauscher Pierce Refsnes, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, the respective number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                                    NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  -----------
Lehman Brothers Inc..............................................................
Rauscher Pierce Refsnes, Inc.....................................................

                                                                                   -----------
    Total........................................................................    2,500,000
                                                                                   -----------
                                                                                   -----------


    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock are subject to certain conditions and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, then all the shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.



    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain dealers (who may include the Underwriters) at such public
offering price, less a selling concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share to certain brokers or dealers. After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance may be changed by the Underwriters.


    The Company has granted the Underwriters an option to purchase up to 375,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute, under certain circumstances, to payments that the Underwriters may be required to make in respect thereof.


    The Company and its executive officers, directors and current stockholders have agreed not to, directly or indirectly, offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future
of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock prior to the expiration of 180 days after the date of this Prospectus, without the prior written consent of Lehman Brothers Inc., except that the Company may, subject to certain conditions, issue shares of Common Stock in connection with future acquisitions and grant Options or Awards (or issue shares of Common Stock upon exercise of Options or Awards) under the 1997 Stock Compensation

Plan. For information respecting additional restrictions on sales by the Company's executive officers, directors, current stockholders and the persons acquiring shares of Common Stock in connection with the Affiliations, see "Shares Eligible for Future Sale."


    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the history of and the prospects for the industry in which the Company competes, the past and present operations of the Founding Affiliated Practices, the historical results of operations of the Founding Affiliated Practices, the Company's capital structure, estimates of the business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Stock.


    If the Underwriters over-allot (I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with the Offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.


    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that, if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


    At the request of the Company, the Underwriters have reserved up to 125,000 of the shares of Common Stock offered hereby for sale at the initial public offering price to employees of the Company and other persons associated with the Company.


    The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jackson Walker L.L.P., Houston, Texas. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS


    The financial statements of Pentegra Dental Group, Inc. as of September 30, 1997 and for the period from inception, February 21, 1997, through September 30, 1997, as detailed in the index on page F-1, included in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement accurately describe the material provisions of such document and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Pentegra Dental Group, Inc. Unaudited Pro Forma Balance Sheet..............................................        F-2
  Unaudited Pro Forma Balance Sheet as of September 30, 1997...............................................        F-3
  Notes to Unaudited Pro Forma Balance Sheet...............................................................        F-4

Pentegra Dental Group, Inc. Financial Statements
  Report of Independent Public Accountants.................................................................        F-6
  Balance Sheet as of September 30, 1997...................................................................        F-7
  Statement of Operations for the period from inception,
    February 21, 1997, through September 30, 1997..........................................................        F-8
  Statement of Changes in Stockholders' Deficit for the period from inception, February 21, 1997, through
    September 30, 1997.....................................................................................        F-9
  Statement of Cash Flows for the period from inception, February 21, 1997, through September 30, 1997.....       F-10
  Notes to Financial Statements............................................................................       F-11

                       UNAUDITED PRO FORMA BALANCE SHEET


    The unaudited pro forma balance sheet dated September 30, 1997 of Pentegra Dental Group, Inc. (together with its parent entity, Pentegra Investments, Inc., "Pentegra" or the "Company") has been prepared as if (a) the acquisition by the Company of certain assets and assumption of certain liabilities of 50 dental practices (the "Founding Affiliated Practices") for consideration consisting of a combination of cash and shares of its common stock, par value $.001 per share (the "Common Stock"), and the execution of agreements to provide management services to the Founding Affiliated Practices (collectively, the "Affiliations"), (b) the repayment of certain debt of the Founding Affiliated Practices, (c) the acquisition by the Company (the "Pentegra/Napili Transaction") of certain assets of Pentegra, Ltd. and Napili, International ("Napili"), (d) the repurchase by Pentegra Investments, Inc. ("PII") of 245,845 shares of Class B Preferred Stock of PII from affiliates of the Company at the subscription price per share paid to PII for those shares and the redemption by PII of an aggregate of 1,337,500 shares of its Class A Preferred Stock and Class B Preferred Stock for $2.00 per share (the "Repurchase and Redemption"), (e) the exchange of all outstanding shares of common stock of PII for shares of Common Stock on a one-for-one basis (the "Share Exchange") (after giving effect to a repurchase by PII of shares of its common stock, at a purchase price of $.01 per share, such that the total number of shares of Common Stock issuable in connection with the Affiliations and the Share Exchange will not exceed 3,941,898 shares) and (f) the initial public offering of 2,500,000 shares of Common Stock (the "Offering") and the application of the net proceeds therefrom (as described in "Use of Proceeds, " except for the issuance and repayment of $350,000 aggregate principal amount outstanding under the Company's 9.5% promissory notes (the "Promissory Notes") which were issued in October and November of 1997), all had been completed, as if those transactions had occurred on September 30, 1997. The Affiliations, the repayment of certain debt of the Founding Affiliated Practices, the Pentegra/Napili Transaction, the Repurchase and Redemption, the Share Exchange and the Offering are each contingent on the occurrence of the others.



    The Company will not employ dental professionals or control the practice of dentistry by the dentists. As the Company will not be acquiring the future patient revenues to be earned by the Founding Affiliated Practices, the Affiliations are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the Affiliations will be accounted for at their historical cost basis with the shares of Common Stock to be issued in the Affiliations being valued at the historical net book value of the nonmonetary assets acquired, net of liabilities assumed. The cash consideration will be reflected as a dividend by the Company to the owners of the Founding Affiliated Practices. The acquisition of certain assets of Pentegra, Ltd. and Napili will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16.


    The unaudited pro forma balance sheet has been prepared by the Company based on the audited historical financial statements of the Company, Pentegra, Ltd. and Napili included elsewhere in this Prospectus, including the audited combined financial information of the Founding Affiliated Practices included in the notes to the Company's financial statements, and assumptions deemed appropriate by the Company.


    The Company has not presented a pro forma statement of operations for the transactions described above based on the requirements set forth in Article 11 of Regulation S-X, because it is a newly formed entity with no significant operations to date and no operating history in the business of managing a large number of geographically diverse dental practices.

                          PENTEGRA DENTAL GROUP, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET


                               SEPTEMBER 30, 1997


                                 (IN THOUSANDS)


                                                                                                             TOTAL
                                                                  AFFILIATION                OFFERING      PRO FORMA,
                                                     PENTEGRA     ADJUSTMENTS   SUBTOTAL    ADJUSTMENTS   AS ADJUSTED
                                                    -----------  -------------  ---------  -------------  ------------

                                                        ASSETS
Current assets:
  Cash and cash equivalents.......................   $     354   $      --      $     354  $  (6,367)(A)  $   9,471(1)
                                                                                              21,650(B)
                                                                                                (200)(C)
                                                                                               (2,789)(D)
                                                                                               (2,749    (E)
                                                                                                 (428    (F)
  Accounts receivable, net........................          --           --            --         554   (F)        554
                                                    -----------  -------------  ---------  -------------  ------------
    Total current assets..........................         354           --           354       9,671         10,025

Property and equipment, net.......................          69        2,698   (A)     2,767         17   (C)      2,784
Deferred offering costs...........................       1,643           --         1,643      (1,643    (B)         --
Other noncurrent assets, net......................           5           --             5         183   (C)        188
                                                    -----------  -------------  ---------  -------------  ------------
    Total assets..................................  $    2,071   $    2,698     $   4,769  $    8,228     $   12,997
                                                    -----------  -------------  ---------  -------------  ------------
                                                    -----------  -------------  ---------  -------------  ------------

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities........  $    1,006   $    6,367   (A) $   7,373 $   (6,367    (A) $    1,439
                                                                                                 (943    (B)
                                                                                                  126   (F)
                                                                                                1,250   (G)
  Current portion of long-term debt...............          --          746   (A)       746       (746    (E)         --
                                                    -----------  -------------  ---------  -------------  ------------
    Total current liabilities.....................       1,006        7,113         8,119      (6,680   )      1,439

Long-term debt....................................          --        2,003   (A)     2,003     (2,003    (E)         --
Class A redeemable preferred stock................         675           --           675        (675    (D)         --
Class B redeemable preferred stock................         414           --           414        (414    (D)         --

Stockholders' equity (deficit):
  Common stock....................................          18            2   (A)        20          3   (B)          6
                                                                                                  (17    (H)
  Additional paid-in capital......................         708       (6,420    (A)    (5,712)     20,947   (B)     13,552
                                                                                               (1,700    (D)
                                                                                                   17   (H)
  Accumulated deficit.............................        (750 )         --          (750)     (1,250    (G)     (2,000  )
                                                    -----------  -------------  ---------  -------------  ------------
    Total stockholders' equity (deficit)..........         (24 )     (6,418   )    (6,442)     18,000         11,558
                                                    -----------  -------------  ---------  -------------  ------------
    Total liabilities and stockholders' equity
      (deficit)...................................  $    2,071   $    2,698     $   4,769  $    8,228     $   12,997
                                                    -----------  -------------  ---------  -------------  ------------
                                                    -----------  -------------  ---------  -------------  ------------


----------

(1) See "Use of Proceeds."


    The accompanying notes are an integral part of this unaudited pro forma financial statement.

                          PENTEGRA DENTAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


    The accompanying unaudited pro forma balance sheet as of September 30, 1997 gives effect to the Affiliations, the payment of debt assumed from the Founding Affiliated Practices, the Pentegra/Napili Transaction, the Repurchase and Redemption, the Share Exchange and the Offering and the application of the proceeds therefrom (as described in "Use of Proceeds," except for the issuance and repayment of $350,000 aggregate principal amount outstanding under the Promissory Notes, which were issued in October and November 1997), as if those transactions had occurred on September 30, 1997. The unaudited pro forma balance sheet does not represent the historical or future financial position of the Company.



(A) Reflects completion of the Affiliations, which will involve (i) the issuance of 2,622,269 shares of Common Stock, valued at the historical net book value of the assets transferred less the liabilities assumed, and (ii) cash distributions to be treated as dividends aggregating $6,367,000. The historical net book value of the assets transferred and the liabilities assumed from the Founding Affiliated Practices are as follows (in thousands):



Property and equipment transferred..................................................  $   2,698
Less
  Current portion of notes payable..................................................       (746)
  Long-term portion of notes payable................................................     (2,003)
                                                                                      ---------
    Liabilities assumed, net of assets transferred..................................  $     (51)
                                                                                      ---------
                                                                                      ---------



    Certain assets and liabilities will not be transferred from the Founding Affiliated Practices. The assets not transferred are cash, certain accounts receivable, prepaids and other current assets, and certain accounts payable.



(B) Reflects the issuance of 2,500,000 shares Common Stock in the Offering, net of (i) estimated underwriters' discounts and commissions and (ii) estimated offering costs of $2,300,000 primarily consisting of legal, accounting and printing expenses, less offering costs previously funded with proceeds from the issuance of capital stock of PII, including all PII Class A Preferred Stock and Class B Preferred Stock, and the Promissory Notes. The resulting net proceeds are reflected as Common Stock and additional paid-in capital. The Company has deferred offering costs of $1,643,000, of which $700,000 had been paid at September 30, 1997.



(C) Reflects completion of the Pentegra/Napili Transaction for consideration of $200,000 cash. As of September 30, 1997, the assets to be acquired in the Pentegra/Napili Transaction have a fair value of approximately $17,000. The cost in excess of the fair value of the net tangible assets acquired will be amortized over a five-year period.


(D) Reflects the repurchase of 245,835 shares of Class B Preferred Stock from affiliates of the Company at the price per share paid to PII for those shares and the redemption of an aggregate of 1,337,500 shares of Class A Preferred Stock and Class B Preferred Stock for $2.00 per share and recognition of

                          PENTEGRA DENTAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


    the related deemed dividend of $1,700,000. The cash payment for the Repurchase and Redemption and dividend are as follows (in thousands):



Cash payment for Repurchase.........................................        114
Cash payment for Redemption.........................................      2,675
                                                                      ---------
                                                                          2,789
Less
  Value of Class A and B preferred stock at September 30, 1997......      1,089
                                                                      ---------
  Dividend to Class A and B preferred stockholders..................  $   1,700
                                                                      ---------
                                                                      ---------



(E) Reflects the use of proceeds from the Offering to repay the debt assumed in the Affiliations.



(F) Reflects the purchase of net monetary assets from the Founding Affiliated Practices for cash of $428,000, which assets will be recorded at fair value. The fair value of the net assets purchased are as follows (in thousands):



Accounts receivable, net.............................................  $     554
Less
  Accounts payable...................................................       (126)
                                                                       ---------
Total................................................................  $     428
                                                                       ---------
                                                                       ---------



(G) Reflects the accrual of an employment bonus of $1,250,000 to the Chairman of the Board of Directors (the "Chairman"). Payment of the bonus will be made in increments of $10,000 on the closing of each future dental practice affiliation until the bonus has been paid in full. Management expects the bonus will be paid within the year following the Offering. In any event, pursuant to the terms of the Company's employment agreement with the Chairman, the employment bonus must be paid in full within three years of the Offering. The bonus will be expensed in the fourth quarter of 1997 because its payment is not contingent on future services actually being provided by the Chairman.



(H) Reflects repurchase by PII of 437,038 shares of its common stock and the exchange at the closing of the offering of 1,319,629 shares of $0.001 par value common stock of Pentegra Dental Group, Inc. for 1,319,629 shares of $0.01 par value common stock of PII.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pentegra Dental Group, Inc.:


    We have audited the accompanying balance sheet of Pentegra Dental Group, Inc. as of September 30, 1997, and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from inception, February 21, 1997, through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pentegra Dental Group, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the period from inception, February 21, 1997, through September 30, 1997 in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.


Houston, Texas
December 10, 1997

                          PENTEGRA DENTAL GROUP, INC.

                                 BALANCE SHEET


                               SEPTEMBER 30, 1997


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                            ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $     354
                                                                                      ---------
    Total current assets............................................................        354
                                                                                      ---------
Property and equipment..............................................................         69
Deferred offering costs.............................................................      1,643
Organizational costs................................................................          5
                                                                                      ---------
        Total assets................................................................  $   2,071
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $   1,006
                                                                                      ---------
    Total current liabilities.......................................................      1,006
                                                                                      ---------
Commitments and contingencies (See Notes)...........................................
Class A redeemable preferred stock, $0.01 par value, 5,000,000 shares authorized,
  900,000 shares issued and outstanding (liquidation preference of $900)............        675
Class B redeemable preferred stock, $0.01 par value, 5,000,000 shares authorized,
  683,335 shares issued and outstanding (liquidation preference of $683)............        414
Stockholders' deficit:
  Common stock, $0.01 par value, 40,000,000 shares authorized, 1,756,667 shares
    issued and outstanding..........................................................         18
Additional paid-in capital..........................................................        708
Accumulated deficit.................................................................       (750)
                                                                                      ---------
    Total stockholders' deficit.....................................................        (24)
                                                                                      ---------
        Total liabilities and stockholders' deficit.................................  $   2,071
                                                                                      ---------
                                                                                      ---------


    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                            STATEMENT OF OPERATIONS


  FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH SEPTEMBER 30, 1997


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Revenue.............................................................................  $      --
Expenses:
  General and administrative expenses...............................................        411
  Compensation expense in connection with issuance of common stock..................        339
                                                                                      ---------
      Total expenses................................................................        750
                                                                                      ---------
Net loss............................................................................  $    (750)
                                                                                      ---------
                                                                                      ---------


    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.


                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT



  FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH SEPTEMBER 30, 1997


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               COMMON STOCK         ADDITIONAL                       TOTAL
                                                         ------------------------     PAID-IN      ACCUMULATED   STOCKHOLDERS'
                                                           SHARES       AMOUNT        CAPITAL        DEFICIT        DEFICIT
                                                         -----------  -----------  -------------  -------------  -------------
Balance at February 21, 1997...........................          --    $      --     $      --      $      --      $      --
Issuance of common stock
  ($0.01 per share cash on February 21, 1997)..........         667            7             3             --             10
Issuance of common stock
  ($0.01 per share cash and $0.14 per share
  compensation on May 22, 1997)........................         767            8           107             --            115
Issuance of common stock
  ($1.27 per share cash on June 13, 1997)..............         290            3           365             --            368
Issuance of common stock
  ($0.01 per share cash and $1.26 per share
  compensation on June 13, 1997).......................          33           --            42             --             42
Purchases of common stock..............................         (67)          (1)           --             --             (1)
Issuance of common stock ($0.01 per share cash and
  $2.87 per share compensation on September 1, 1997)...          67            1           191             --            192
Net loss...............................................          --           --            --           (750)          (750)
                                                              -----        -----         -----          -----          -----
Balance at June 30, 1997...............................       1,757    $      18     $     708      $    (750)     $     (24)
                                                              -----        -----         -----          -----          -----
                                                              -----        -----         -----          -----          -----


    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                            STATEMENT OF CASH FLOWS


  FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH SEPTEMBER 30, 1997


                                 (IN THOUSANDS)


Cash flows from operating activities:
  Net loss..........................................................................  $    (750)
  Compensation associated with issuance of common stock.............................        339
  Increase in accounts payable and accrued liabilities..............................         63
                                                                                      ---------
      Net cash used by operating activities.........................................       (348)
                                                                                      ---------
Net cash used in investing activities--additions to property and equipment..........        (69)
                                                                                      ---------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock..............................      1,476
  Offering costs....................................................................       (700)
  Organizational costs..............................................................         (5)
                                                                                      ---------
      Net cash provided by financing activities.....................................        771
                                                                                      ---------
Net increase in cash and cash equivalents...........................................        354

Balance at inception, February 21, 1997.............................................         --
                                                                                      ---------
Balance at September 30, 1997.......................................................  $     354
                                                                                      ---------
                                                                                      ---------
Non-cash financing activities:
  Offering costs accrued............................................................  $     943
                                                                                      ---------
                                                                                      ---------


    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

    Pentegra Dental Group, Inc. (the "Company") was organized as a Delaware corporation on February 21, 1997, for the purpose of creating a dental practice management company.


    In July 1997, the Company changed its name to Pentegra Investments, Inc. and formed a new wholly owned subsidiary named Pentegra Dental Group, Inc. ("Pentegra Dental"). Pentegra Dental's operations to date have consisted primarily of seeking affiliations with dental practices, negotiating to acquire the tangible assets of those practices, and negotiating agreements to provide management services to those practices. Pentegra Dental plans to complete an initial public offering of its common stock, par value $0.001 per share (the "Offering") and simultaneously exchange cash and shares of its common stock for selected assets and liabilities (the "Affiliations") of 50 dental practices (the "Founding Affiliated Practices" and, together with dental practices with which the Company may enter into similar transactions in the future, the "Affiliated Practices") (see Note 4). Additionally, the current shareholders will exchange on a share-for-share basis, all of their shares of the Company's common stock, par value $0.01 per share, for shares of common stock of Pentegra Dental. It is contemplated that 245,835 shares of Class B preferred stock held by affiliates of the Company will be repurchased at their original issuance prices ranging from $0.01 to $1.00 per share and 1,337,500 shares of Class A and Class B preferred stock held by nonaffiliates will be redeemed at a price of $2.00 per share with the proceeds of the Offering. Pentegra Dental has also entered into an agreement to acquire substantially all the assets and operations of a dental management consulting firm, Pentegra, Ltd., and a dental management seminar company, Napili, International (the "Pentegra/Napili Transaction") (see Note 3). The Affiliations, the Pentegra/Napili Transaction and the Offering are each contingent on the occurrence of the others.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as highly liquid financial instruments with maturities of three months or less at the date of purchase.

    DEFERRED OFFERING COSTS

    Deferred offering costs include legal, accounting and other costs directly related to the Offering. All deferred offering costs will be charged against the proceeds of the Offering upon its completion. Such costs would be charged to expense if the Offering were not completed.

    ORGANIZATIONAL COSTS


    Organizational costs are being amortized on a straight-line basis over a five-year period.


    STOCK OPTION PLAN


    In September 1997, the board of directors of Pentegra Dental adopted the 1997 Stock Compensation Plan (the "Plan"). Employees, non-employee directors and advisors and directors will be eligible to receive awards under the Plan and only employees of the Company will be eligible to receive incentive stock options. The aggregate number of options to purchase shares of common stock and other awards of shares of common stock that may be granted under the Plan may not exceed 2,000,000 shares. As of September 30, 1997, Pentegra Dental had authorized for issuance options to acquire approximately 647,000 shares to employees, practice employees and directors on the date the initial public offering price is determined.

                          PENTEGRA DENTAL GROUP, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

The exercise price of these options will be the initial public offering price per share. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which establishes accounting and reporting standards for stock-based compensation plans. The Company will account for options issued to employees and non-employee directors under the Plan in accordance with APB Opinion No. 25 and provide disclosure of the pro forma effect of using the fair value of options granted to employees to measure compensation. Of the amounts authorized as of September 30, 1997, options to purchase approximately 57,000 shares will be issued to owners of Founding Affiliated Practices, practice employees and other advisors. The fair value of such options will be charged to operations over their vesting period.



    EARNINGS PER SHARE



    Earnings per share has been excluded from the financial statements because the Company has limited historical operations and does not have a significant operating history.


    USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may in some instances differ from previously estimated amounts.

    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.


    As reflected in the accompanying statement of operations, the Company incurred a net loss of $750,000 during the period from inception, February 21, 1997, through September 30, 1997. The Company has recognized no tax benefit from this net loss. Due to the limited operations of the Company since its inception, a valuation allowance has been established to offset the deferred tax asset related to these net losses that have been capitalized for tax purposes. There is no other significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.


    RECENT PRONOUNCEMENTS


    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock

                          PENTEGRA DENTAL GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) method in determining common stock equivalents, replaces fully diluted earnings per share. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997.


    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 establishes standards for reporting segment information by public enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. Both these statements are effective for fiscal years beginning after December 15, 1997. The Company believes implementation of SFAS Nos. 130 and 131 will not have a material effect on its financial position, results of operations or cash flows.


    The Emerging Issues Task Force of the FASB is currently evaluating certain matters relating to the physician practice management industry, which the Company expects will include a review of accounting for affiliated dental practices. The Company is unable to predict the impact, if any, that this review may have on Pentegra Dental's financial statement presentation.

3.  RELATED PARTY TRANSACTIONS:


    Pentegra Dental has entered into an agreement with the Chairman of its Board of Directors effective at the date the Offering closes, to purchase substantially all the assets and the operations of Pentegra, Ltd. and Napili, International for cash consideration of $200,000. Pentegra Dental will enter into an employment agreement in the fourth quarter of 1997, that provides for the payment to the Chairman of the Board of Directors of an employment bonus of $1,250,000. The bonus is due in installments of $10,000 on the closing of each future dental practice affiliation subsequent to the Affiliations. However, the bonus must be paid in full within three years. The employment bonus will be charged to operations in the fourth quarter of 1997 because its payment is not contingent on any future services to be provided by the Chairman.


    Since the Company's inception, it has occupied and had access to the facilities, equipment and staff of a relative of an executive officer and director of the Company. Prior to June 1, 1997, that use was insignificant. Effective June 1, 1997, the Company has agreed to compensate the affiliate for use of and access to its office facilities, equipment and staff at the rate of $10,000 per month.

    The Company has agreed to lease a portion of the office facilities, equipment and staff of Pentegra, Ltd., which is wholly owned by the Company's Chairman of the Board. The Company has agreed to compensate Pentegra, Ltd. for use of and access to its office facilities, equipment and staff at the rate of $11,000 per month until the Pentegra/Napili Transaction is completed, whereupon the entire lease of those facilities will be assumed by Pentegra Dental.

    The Company believes that the compensation being paid to these related parties represents the fair market value of the services that are being provided to the Company.

4.  PLANNED TRANSACTIONS:


    Pentegra Dental plans to complete the Affiliations through a series of mergers and asset transfers. Owners of the Founding Affiliated Practices (the "Promoters") will receive shares of Common Stock having a value of approximately $26.2 million, based on the initial public offering price (2,622,269 shares of

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)

Common Stock, based on an assumed initial public offering price of $10.00 per share), and approximately $6,400,000 in cash. In December 1997, the owners of the outstanding shares of common stock of PII agreed that, in the event the initial public offering price is less than $12.00 per share, PII will repurchase from those stockholders, on a pro rata basis, at a purchase price of $.01 per share, that number of shares as will be necessary so that the aggregate number of shares of Common Stock issuable in connection with the Affiliations and the Share Exchange will not exceed 3,941,898 shares. Pursuant to that agreement, assuming an initial public offering price of $10.00 per share, PII would repurchase approximately 24.9% of each such stockholder's shares of PII common stock, or an aggregate of 437,038 shares. Each Founding Affiliated Practice transaction was individually negotiated between the Company and the Founding Affiliated Practice as to all material terms, including, but not limited to, valuation. The shares to be issued were based on a common allocation method that considered each Founding Affiliated Practice's gross revenue, net of certain operating expenses, and the Company's assessment of growth potential. No independent appraisals of the Founding Affiliated Practices were obtained. Of the total consideration for each transaction, each Founding Affiliated Practice could elect to receive up to 20% in cash and the balance in shares of Common Stock. The actual number of shares will be calculated by subtracting the cash portion from the total consideration and dividing the resulting amount by the initial public offering price per share. The assets to be transferred in the Affiliations include supplies inventory, equipment and certain other current and non-current assets. The liabilities to be transferred primarily consist of long-term debt. In connection with the Affiliations, the Promoters and their professional corporations, professional associations or other entities (collectively, the "PCs") will enter into long-term service agreements with Pentegra Dental (the "Service Agreements"). Additionally, those Promoters will enter into employment and noncompete agreements with their respective PCs.



    Pentegra Dental will not employ dentists or control the practice of dentistry by the dentists employed by the PCs. As Pentegra Dental will be executing management service agreements and will not hold any equity ownership in the PCs, the Affiliations are deemed not to be business combinations. Because each of the owners of the Founding Affiliated Practices is a promoter of the Offering, Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders" requires (i) the transferred nonmonetary assets to be accounted for at the historical cost basis of the Founding Affiliated Practices, (ii) any monetary assets and assumed monetary liabilities included in the Affiliations to be recorded at fair value and (iii) cash consideration paid and assumed liabilities in excess of net assets transferred, to be reflected as a dividend paid by Pentegra Dental.



    The information set forth below assumes all the Founding Affiliated Practices will participate in the Affiliations. Although management expects that all the practices will participate, there is no assurance that will be the case.

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)
    The net assets to be transferred and liabilities to be assumed from the Founding Affiliated Practices are summarized, on a combined basis, in the following table (in thousands):


                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------  SEPTEMBER 30,
                                                                                    1997
                                                                                -------------
                                                                                 (UNAUDITED)
Property, equipment and improvements, net.......................        2,912         2,698
                                                                  ------------  -------------
  Assets transferred............................................        2,912         2,698
Current portion of notes payable................................       (1,078)         (746)
Long-term portion of notes payable..............................       (1,411)       (2,003)
                                                                  ------------  -------------
  Net assets transferred, net of liabilities assumed............   $      423     $     (51)
                                                                  ------------  -------------
                                                                  ------------  -------------



    The Company will also purchase certain net monetary assets from the founding Affiliated Practices for a cash amount of $428,000. The net assets purchased will be recorded at their fair value as of September 30, 1997. The fair value of the net monetary assets to be acquired as of September 30, 1997 was as follows (in thousands):



Accounts receivable, net.......................................    $     554
Less accounts payable..........................................         (126)
                                                                       -----
  Net monetary assets to be acquired...........................    $     428
                                                                       -----
                                                                       -----



    Upon consummation of the Affiliations, Pentegra Dental will enter into a Service Agreement with each Founding Affiliated Practice under which Pentegra Dental will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable law and governmental regulations.



    The management service revenues that will be earned by Pentegra Dental subsequent to the closing of the Affiliations and the execution of the Service Agreements will be based on various arrangements. In general, the resulting fee will be based primarily on the patient revenues less operating expenses associated with each PC excluding dentists' salaries and depreciation. Patient revenues are determined based on net patient revenues, as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, less an adjustment for uncollectable accounts. The Company will pay all operating expenses incurred by each Affiliated Practice that are required to operate a dental office, and the Affiliated Practice will be responsible for reimbursing the Company for such expenses. These expenses will include the following:



    - Salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of all employees of the Company at each location of the Affiliated Practice, excluding those costs associated with the dentists and any other classification of employee which the Company is prohibited from employing by law;



    - Direct costs of all employees or consultants that provide services to each location of the Affiliated Practice;



    - Dental and office supplies, as permitted by law;

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)


    - Lease or rent payments, as permitted by law, and utilities, telephone and maintenance expenses for practice facilities;



    - Property taxes on the Company's assets located at the Affiliated Practice's offices;



    - Property, casualty, liability and malpractice insurance premiums relating to the operations of the Affiliated Practice;



    - Dentist recruiting expenses relating to the operations of the Affiliated Practice; and



    - Advertising and other marketing costs attributable to the promotion of the Affiliated Practice's offices.



    All of the above expenses will be incurred and paid by the Company directly to the third-party provider of the goods or services indicated. In exchange for incurring these expenses and providing management services, the Company will record revenues in amounts equal to those incurred expenses, which the Affiliated Practice will reimburse to the Company, together with a service fee based on the type of Service Agreement entered into by the Affiliated Practice.



    The Founding Affiliated Practices will retain responsibility for the payment of any and all direct employment expenses, including benefits, for any dentist or other employee that the Company is prohibited from employing by law.



    The Company's standard form of Service Agreement (the "Standard Contract") will be applied to all practices operating in jurisdictions where permitted. In those instances where the Standard Contract may not be permitted by applicable law, an alternative form of Service Agreement (the "Alternative Contract") will be used. In any jurisdiction where neither the Standard Contract nor the Alternative Contract is permitted, the service fee will be based on a fixed fee (the "fixed-fee agreements") that will be subject to annual renegotiation or adjustment. The patient revenues and operating expenses (excluding depreciation and dentists' salaries) of the Founding Affiliated Practices are summarized, on a combined basis, in the following tables for the year ended December 31, 1996 and the nine months ended September 30, 1997 (in thousands):


                                                                                YEAR ENDED
                                                                            DECEMBER 31, 1996
                                                                          ----------------------
                                                                           PATIENT    OPERATING
                                                                          REVENUES    EXPENSES
                                                                          ---------  -----------
Practices participating under the Standard Contract.....................  $  29,233   $  17,420
Practices participating under the Alternative Contract..................      6,059       4,269
Practices participating under fixed-fee agreements......................      2,599       1,393
                                                                          ---------  -----------
Totals for Founding Affiliated Practices................................  $  37,891   $  23,082
                                                                          ---------  -----------
                                                                          ---------  -----------


                                                                            NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1997
                                                                          ----------------------
                                                                           PATIENT    OPERATING
                                                                          REVENUES    EXPENSES
                                                                          ---------  -----------
                                                                               (UNAUDITED)
Practices participating under the Standard Contract.....................  $  22,153   $  12,535
Practices participating under the Alternative Contract..................      4,958       3,617
Practices participating under fixed-fee agreements......................      1,893       1,112
                                                                          ---------  -----------
Totals for Founding Affiliated Practices................................  $  29,004   $  17,264
                                                                          ---------  -----------
                                                                          ---------  -----------

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)

    Subsequent to the Affiliations, the operating expenses of the Founding Affiliated Practices (excluding dentists' salaries) will be paid by Pentegra Dental and billed to the PCs. The historical operating expenses of the Founding Affiliated Practices for the year ended December 31, 1996 and the nine months ended September 30, 1997 that will be assumed by Pentegra Dental excluding those employment expenses for any dentist or other employee that the Company is prohibited from employing by law, in the future are summarized, on a combined basis, in the following table (in thousands):



                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------   NINE MONTHS
                                                                                    ENDED
                                                                                SEPTEMBER 30,
                                                                                    1997
                                                                                -------------
                                                                                 (UNAUDITED)
Salaries, wages and benefits of employees, excluding the
  dentists......................................................   $    8,495     $   6,432
Dental supplies.................................................        5,680         4,340
Rent............................................................        1,884         1,395
Advertising and marketing expenses..............................          567           400
General and administrative expenses.............................        5,716         4,116
Other expenses..................................................          740           581
                                                                  ------------  -------------
    Total operating expenses....................................       23,082        17,264
Depreciation and amortization...................................          879           699
                                                                  ------------  -------------

    Total expenses..............................................   $   23,961     $  17,963
                                                                  ------------  -------------
                                                                  ------------  -------------



    The Company will continue to recognize depreciation and amortization on assets transferred in connection with the Affiliations. However, such charges are not considered operating expenses under the Service Agreements and will not enter into the calculation of the service fees.



    The combined historical financial information of the Founding Affiliated Practices presented herein is not related to the financial position or results of operations of Pentegra Dental or the Company. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which Pentegra Dental will be contracting to provide future services. The Founding Affiliated Practices were not operated under common control or management during the fiscal year ended December 31, 1996 or the nine months ended September 30, 1997.



5.  REDEEMABLE PREFERRED STOCK



    In May 1997, the Company authorized the designation, out of the authorized and unissued preferred stock, of two classes of 5,000,000 shares each, designated as "Class A" and "Class B." In May 1997, the Company issued 133,335 shares of Class B nonvoting preferred stock for cash of approximately $1,000. In June 1997, the Company issued 900,000 shares of Class A nonvoting preferred stock, 550,000 shares of Class B nonvoting preferred stock and 435,000 shares of common stock for $1,457,000. The Company allocated $675,000 of the proceeds to the Class A preferred stock, $413,000 to the Class B preferred stock and $369,000 to the common stock based on the value of $0.75, $0.75 and $0.85 per share, respectively, as determined by an independent valuation of the fair value of those shares as of the date of issuance. The proceeds from these stock issuances were reserved for legal and accounting costs associated with the Offering, as well as operating costs. Holders of both classes of preferred stock are entitled to per share dividends equivalent to any dividends that may be declared on the common stock, but not to cumulative

                          PENTEGRA DENTAL GROUP, INC.

5.  REDEEMABLE PREFERRED STOCK (CONTINUED)


dividends. The preferred stock entitles the holders thereof to preference in liquidation over the common stock.



    The Company will repurchase 245,835 shares of its Class B preferred stock held by affiliates of the Company at repurchase prices equal to the subscription prices, which ranged from $0.01 to $1.00 per share (aggregating to $114,000), and the remaining 1,337,500 shares of Class A and B preferred stock outstanding will be redeemed at a price of $2.00 per share (aggregating to $2,675,000) with a portion of the net proceeds of the Offering. The value of the preferred stock has not been accreted to the redemption value because the date of the Offering was not determinable at December 10, 1997. The Company will recognize a dividend at the date of redemption.



6.  COMMON STOCK



    All share information in the accompanying financial statements have been retroactively restated to reflect a two-for-three share reverse stock split of the Company's common stock, which was effected in October 1997.



    In February 1997, the Company issued 666,667 shares of common stock for cash at a price of $0.01 per share. The Company issued an additional 766,667 shares of common stock to members of management during May 1997 for cash at a price of $0.01 per share. The Company valued these shares at $0.15 per share, based on an independent valuation of the fair value of those shares as of the date of issuance. In June 1997, in addition to the 290,000 shares of common stock issued in connection with the issuance of the Class A and Class B preferred stock, described in Note 5 above, the Company issued 33,333 shares of common stock for cash at a price of $0.01 per share. Those shares were valued at $1.27 per share, based on an independent valuation of the fair value of those shares as of the date of issuance.



    In September 1997, the Company repurchased 66,667 shares of its common stock at a purchase price of $0.01 per share, of which 46,667 shares were repurchased from a director of the Company. The Company issued 66,667 shares of common stock to a member of management at a purchase price of $0.01 per share. Those shares were valued at $2.88 per share, based on an independent valuation of the fair value of those shares as of the date of issuance. The differences between the cash received for shares of common stock and the fair value of those shares as of the respective dates of issuance have been recognized as compensation expense.



7.  SUBSEQUENT EVENTS



    In October 1997, the Company repurchased an additional 20,000 shares of its common stock from a director at a purchase price per share of $0.01, and issued
(i) 20,000 shares of common stock for a purchase price of $0.01 and (ii) $300,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the Offering or October 1998. The Company will record the value of the shares based on an independent valuation of those shares as of the date of issuance. The difference between the cash received for those shares of common stock and the fair value of those shares will be recognized as a discount on the promissory notes. The Company will accrete the discount over the term of the promissory notes.



    In November 1997, the Company authorized (i) options to purchase 25,000 shares of common stock at the Offering price per share (bringing the total number of shares subject to options authorized through November 1997 to approximately 672,000) and (ii) the issuance of an additional $50,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the Offering or November 1998.

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR ANY OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                                       PAGE
                                                       -----
Prospectus Summary................................           3
Risk Factors......................................           8
The Company.......................................          16
Use of Proceeds...................................          17
Dividend Policy...................................          17
Dilution..........................................          18
Capitalization....................................          19
Selected Financial Data...........................          20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............          21
Business..........................................          26
Management........................................          36
Certain Transactions..............................          43
Security Ownership of Certain Beneficial Owners
  and Management..................................          47
Description of Capital Stock......................          48
Shares Eligible for Future Sale...................          50
Underwriting......................................          53
Legal Matters.....................................          55
Experts...........................................          55
Additional Information............................          55
Index to Financial Statements.....................         F-1



    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,500,000 SHARES

                          PENTEGRA DENTAL GROUP, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS


                                          , 1998


                             ---------------------

                                LEHMAN BROTHERS
                          RAUSHER PIERCE REFSNES, INC.

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee, the NASD Filing Fee and the American Stock Exchange.



SEC Registration Fee............................................  $  12,197
NASD Filing Fee.................................................      4,525
American Stock Exchange Listing Fee.............................     35,000
Blue Sky Fees and Expenses......................................     10,000
Printing Costs..................................................    150,000
Legal Fees and Expenses.........................................    350,000
Accounting Fees and Expenses....................................  1,600,000
Transfer Agent and Registrar Fees and Expenses..................      5,000
                                                                  ---------
Miscellaneous...................................................    133,278
                                                                  ---------
  Total.........................................................  $2,300,000
                                                                  ---------
                                                                  ---------


---------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    DELAWARE GENERAL CORPORATION LAW

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

    Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


    RESTATED CERTIFICATE OF INCORPORATION



    The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

    BYLAWS

    The Bylaws of the Company provide that the Company will indemnify any director or officer of the Company to the fullest extent permitted by applicable law, from and against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors and officers (and to the extent authorized by the Board of Directors, such other persons) for the expenses incurred in a proceeding if such person has met the standards of conduct that make it permissible under the laws of the State of Delaware for the Company to indemnify the claimant for the amount claimed. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any director or officer of the Company is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon such person undertaking to repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws.

    UNDERWRITING AGREEMENT

    The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

    INSURANCE

    The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following information relates to securities issued or sold by the Company within the last three years:


 (i) In connection with the formation of the Company, on February 22, 1997 PII issued shares of its common stock to J. Michael Casas (200,000 shares), James L. Dunn, Jr. (100,000 shares), John G. Thayer (66,667 shares), Allen
     M. Gelwick (66,667 shares), Stephen P. Schmitt (33,333 shares), Dunn Family Trust, James L. Dunn, Jr., Trustee (33,333 shares), JoAn Majors (66,667 shares), John W. Parsons (66,667 shares) and Richard M. Vento (33,333 shares), at a purchase price per share of $0.01. On May 12, 1997, PII issued Class B Preferred to J. Michael Casas (66,667 shares), James L. Dunn, Jr. (33,334 shares) and John W. Parsons (33,334 shares), at a purchase price per share of $0.01. On May 22, 1997, PII issued shares of its common stock to George M. Siegel (300,000 shares), Omer K. Reed, D.D.S. (150,000 shares), Gary S. Glatter (100,000 shares), Kelly W. Reed (150,000 shares), Stephen E. Stapleton (33,333 shares) and Kimberlee K. Rozman (33,333 shares), at a purchase price per share of $0.01. On June 13, 1997,
     (i) PII issued shares of its Class A Preferred to Marie Adamo

     (50,000 shares), Peter Anderson, Aurous, Ltd. (25,000 shares), Scott Bolding (25,000 shares), William Decker (100,000 shares), Peter Anderson, Dufo, Ltd. (25,000 shares), Daniel Goldman, Goldfam, Ltd. (75,000 shares), Peter Anderson, Laguna Enterprises, Ltd. (25,000 shares), James Landers (50,000 shares), Gary Nagler (25,000 shares), Debra Novosad (50,000 shares), Edward Pitts, P/S Plan (125,000 shares), RTT Investments (150,000 shares), Candy Segall (25,000 shares), Annie Smith (50,000 shares) and Ken
     W. Smith (100,000 shares), at a purchase price per share of $1.00; (ii) PII issued shares of its Class B Preferred to Omer K. Reed, D.D.S. (37,500 shares), Gary S. Glatter (37,500 shares), George M. Siegel (37,500 shares), Stephen E. Stapleton (12,500 shares), Mack E. Greder, D.D.S. (25,000 shares), Roger Allen Kay, D.D.S. (25,000 shares), Debra Novosad (50,000 shares), Bruce A. Kanehl, D.D.S. (25,000 shares), George King, D.D.S. (25,000 shares), Brian K. Kniff, D.D.S. (25,000 shares), Richard W. Mains, D.D.S., RBM Trust (25,000 shares), James W. Medlock, D.D.S. (25,000 shares), Thomas L. Mullooly, D.D.S. (25,000 shares), Richard H. Fettig, D.D.S. (25,000 shares), Marvin V. Cavallino, D.D.S. (50,000 shares), Alan
     H. Gerbholz, D.D.S. (25,000 shares), Victor H. Burdick, D.D.S. (25,000 shares), Steve Anderson, D.D.S. (25,000 shares) and James P. Allen, D.D.S. (25,000 shares), at a purchase price per share of $1.00; and (iii) PII issued shares of its common stock to Omer K. Reed, D.D.S. (7,500 shares), Gary S. Glatter (7,500 shares), George M. Siegel (7,500 shares), Stephen E. Stapleton (2,500 shares), Mack E. Greder, D.D.S. (5,000 shares), Roger Allen Kay, D.D.S. (5,000 shares), Marie Adamo (10,000 shares), Peter Anderson, Aurous, Ltd. (5,000 shares), Scott Bolding (5,000 shares), William Decker (20,000 shares), Peter Anderson, Dufo, Ltd. (5,000 shares), Daniel Goldman, Goldfam, Ltd. (35,000 shares), Peter Anderson, Laguna Enterprises, Ltd. (5,000 shares), James Landers (10,000 shares), Gary Nagler (5,000 shares), Debra Novosad (20,000 shares), Edward Pitts, P/S Plan (38,333 shares), RTT Investments (30,000 shares), Candy Segall (5,000 shares), Annie Smith (10,000 shares), Ken W. Smith (20,000 shares), Marvin
     V. Cavallino, D.D.S. (10,000 shares), Bruce A. Kanehl, D.D.S. (5,000 shares), Richard H. Fettig, D.D.S. (5,000 shares), Victor H. Burdick, D.D.S. (5,000 shares), Thomas L. Mullooly, D.D.S. (5,000 shares), James W. Medlock, D.D.S. (5,000 shares), Alan H. Gerbholz, D.D.S. (5,000 shares), Richard W. Mains, D.D.S., RBM Trust (5,000 shares), Brian K. Kniff, D.D.S. (5,000 shares), George King, D.D.S. (5,000 shares), Steve Anderson, D.D.S. (5,000 shares) and James P. Allen, D.D.S. (5,000 shares), at a purchase price of $0.01 per share. On September 1, 1997, PII issued 66,667 shares of its common stock to Sam H. Carr at a purchase price of $0.01 per share. On October 8, 1997, PII issued 6,667 shares of its common stock to Manhattan Group Funding and 13,333 shares of its common stock to Daniel A. Bock, at a purchase price of $0.01 per share. Each of the above-mentioned issuances was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as transactions not involving any public offering.


 (ii)

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
       1.1      --      Form of Underwriting Agreement.
      2.1+      --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and a sole proprietorship
      2.2+      --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and a partnership
      2.3+      --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and an entity

  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
      2.4+      --      Form of Agreement and Plan of Reorganization between Pentegra Dental Group, Inc. and an entity
      2.5+      --      Exchange Agreement dated as of July 31, 1997 among Pentegra Investments, Inc., Pentegra Dental
                          Group, Inc. and the stockholders named therein
      2.6+      --      Asset Contribution Agreement dated as of August 20, 1997 among Pentegra Dental Group, Inc.,
                          Pentegra, Ltd., Napili International and Omer K. Reed, D.D.S.
       2.7      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and James
                          P. Allen, D.D.S.
       2.8      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Walter J. Anderson, D.D.S, Donald H. Plotkin, D.D.S, William H. Swilley, D.D.S., William
                          A. Cerny, D.D.S. and Graham A. Satchell, D.D.S., Inc., dba Anderson Dental Group and Walter J.
                          Anderson, D.D.S., Donald H. Plotkin, D.D.S., William A. Cerny, D.D.S., Brian M. Ellis, D.D.S.
                          and Afshan Kaviani, D.D.S.
       2.9      --      Asset Contribution Agreement dated August 15, 1997 by and among Pentegra Dental Group, Inc.,
                          Ronnie Andress, D.D.S., Inc., and Ronnie Andress, D.D.S.
      2.10      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Victor H. Burdick, D.D.S., P.C., and Victor H. Burdick, D.D.S.
      2.11      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Marvin V. Cavallino, D.D.S., A Professional Corporation, and Marvin Cavallino, D.D.S.
      2.12      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., James H. Clarke, Jr., D.D.S., Inc. and James H. Clarke, Jr., D.D.S.
      2.13      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Henry
                          Cuttler, D.D.S.
      2.14      --      Agreement and Plan of Reorganization dated August 11, 1997 by and among Pentegra Dental Group,
                          Inc., Edward T. Dougherty, Jr., D.D.S., P.A., and Edward T. Dougherty, Jr., D.D.S.
      2.15      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Family Dental Centers, P.A., Steve Anderson, D.D.S. and Lindi B. Anderson, D.D.S.
      2.16      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                          Richard H. Fettig, D.D.S.
      2.17      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc., Alan
                          H. Gerbholz, D.D.S., P.C. and The AMG Trust.
      2.18      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Michael J. Gershtenson, D.D.S., P.C. and Michael J. Gershtenson, D.D.S.
      2.19      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Mack E. Greder, D.D.S, P.C. and Mack Greder, D.D.S.
      2.20      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                          Salvatore J. Guarnieri, D.D.S.
      2.21      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc., Kent
                          M. Hamilton, D.D.S, P.C. and Kent M. Hamilton, D.D.S.
      2.22      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and David
                          R. Henderson, D.D.S

  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
      2.23      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                          Stephen Hwang, D.D.S
      2.24      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Jackson Dental Partnership, Penn Jackson, Sr. and Penn Jackson, Jr.
      2.25      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Bruce
                          A. Kanehl, D.D.S.
      2.26      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Roger Allen Kay, D.D.S, P.A. and Roger A. Kay, D.D.S.
      2.27      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Patrick T. Kelly, D.D.S, P.C. and Patrick T. Kelly, D.D.S.
      2.28      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Brian K. Kniff, D.D.S, P.C., Brian K. Kniff, D.D.S and Gordon Ledingham, D.D.S.
      2.29      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Lakeview Dental, P.C. and Kevin Gasser, D.D.S.
      2.30      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Donald
                          W. Lanning, D.D.S.
      2.31      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and David
                          A. Little, D.D.S.
      2.32      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Susan E. Lunson, D.D.S., P.C. and Susan E. Lunson, D.D.S.
      2.33      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Richard W. Mains, Jr., D.M.D, P.C. and Richard W. Mains, Jr., D.M.D.
      2.34      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and James
                          M. McDonough, D.D.S.
      2.35      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          James W. Medlock, D.D.S., P.A. and James Medlock, D.D.S.
      2.36      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., James Randy Mellard, D.D.S., M.S., P.C. and James Randy Mellard, D.D.S., M.S.
      2.37      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Mary B. Mellard, D.D.S., P.C. and Mary B. Mellard, D.D.S.
      2.38      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., T.L. Mullooly, D.D.S., Inc. and T.L. Mullooly, D.D.S.
      2.39      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Byron L. Novosad, D.D.S., Inc. and Byron L. Novosad, D.D.S.
      2.40      --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group, Inc.,
                          Randy O'Brien, D.D.S., Inc. and Randy O'Brien, D.D.S.
      2.41      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                          Terrence C. O'Keefe, D.D.S.
      2.42      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Harold A. Pebbles, D.D.S., P.C. and Harold Pebbles, D.D.S.
      2.43      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Jimmy
                          F. Pinner, D.D.S.
      2.44      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Omer K. Reed, D.D.S., Ltd. and Omer K. Reed, D.D.S.

  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
      2.45      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Richard Reinitz, D.D.S., P.C. and Richard Reinitz, D.D.S.
      2.46      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Greg
                          Richards, D.D.S.
      2.47      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Richard N. Smith, DMD, P.C. and The Paradise Trust
      2.48      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and John
                          N. Stellpflug, D.D.S.
      2.49      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Jack
                          Stephens, D.D.S.
      2.50      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Y. Paul Suzuki, D.D.S., P.S. and Paul Suzuki, D.D.S.
      2.51      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Donald
                          F. Tamborello, D.D.S.
      2.52      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Helena
                          Thomas, D.D.S.
      2.53      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Louis J. Thornley, D.D.S., P.S. and Louis J. Thornley, D.D.S.
      2.54      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and S.
                          Victor Uhrenholdt, D.D.S.
      2.55      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and Scott
                          Van Zandt, D.D.S.
      2.56      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental Group,
                          Inc., Ronald M. Yaros, D.D.S., P.C. and Ron Yaros, D.D.S.
                        The schedules and exhibits to the foregoing acquisition agreements have not been filed as exhibits to this Registration Statement. Pursuant to Item 601(b)(2) of Regulation S-K, Pentegra
                          Dental Group, Inc. agrees to furnish a copy of such schedules and exhibits to the Commission upon request.
      3.1+      --      Restated Certificate of Incorporation of Pentegra Dental Group, Inc.
      3.2+      --      Bylaws of Pentegra Dental Group, Inc.
       4.1      --      Form of certificate evidencing ownership of Common Stock of Pentegra Dental Group, Inc.
      4.2+      --      Form of Registration Rights Agreement for Owners of Founding Affiliated Practices
      4.3+      --      Registration Rights Agreement dated September 30, 1997 between Pentegra Dental Group, Inc. and the stockholders named therein
       5.1      --      Opinion of Jackson Walker L.L.P.
     10.1+      --      Pentegra Dental Group, Inc. 1997 Stock Compensation Plan
     10.2+      --      Employment Agreement dated July 31, 1997 between Pentegra Dental Group, Inc. and Omer K. Reed,
                          D.D.S.
     10.3+      --      Employment Agreement dated July 1, 1997 between Pentegra Dental Group, Inc. and Gary S. Glatter
     10.4+      --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and John Thayer
     10.5+      --      Employment Agreement dated September 1, 1997 between Pentegra Dental Group, Inc. and Sam H. Carr

  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
     10.6+      --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and James Dunn, Jr.
     10.7+      --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and Kimberlee K.
                          Rozman
     10.8+      --      Form of Service Agreement
      23.1      --      Consent of Coopers & Lybrand L.L.P.
      23.2      --      Consent of Jackson Walker L.L.P. (contained in Exhibit 5.1)
     23.3+      --      Consents of Director Nominees.
     24.1+      --      Power of Attorney (contained on the signature page of this Registration Statement).
      27.1      --      Financial Data Schedule.


---------


+ Previously filed.


    (b) Financial Statement Schedules.

    All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows:

        (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (3) That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Pentegra Dental Group, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 10, 1997.


                                PENTEGRA DENTAL GROUP, INC.

                                By:             /s/ GARY S. GLATTER
                                     -----------------------------------------
                                                  Gary S. Glatter
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 1997.



          SIGNATURES                                TITLE
------------------------------  ----------------------------------------------

     /s/ GARY S. GLATTER
------------------------------  President, Chief Executive Officer and
       Gary S. Glatter            Director (Principal Executive Officer)

       /s/ SAM H. CARR          Senior Vice President and Chief Financial
------------------------------    Officer (Principal Financial and Accounting
         Sam H. Carr              Officer)

  /s/ OMER K. REED, D.D.S.*
------------------------------  Chairman of the Board
     Omer K. Reed, D.D.S.

    /s/ J. MICHAEL CASAS*
------------------------------  Director
       J. Michael Casas

    /s/ ALLEN M. GELWICK*
------------------------------  Director
       Allen M. Gelwick

    /s/ GEORGE M. SIEGEL*
------------------------------  Director
       George M. Siegel

   /s/ JAMES L. DUNN, JR.*
------------------------------  Director
      James L. Dunn, Jr.

*By        /s/ KIMBERLEE K.
    ROZMAN
------------------------------
   Kimberlee K. Rozman, as
       ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                                             SEQUENTIALLY
  NUMBER                                                       DESCRIPTION                                           NUMBERED PAGE
----------             -------------------------------------------------------------------------------------------  ---------------
      1.1      --      Form of Underwriting Agreement.
      2.1+     --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and a sole proprietorship
      2.2+     --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and a partnership
      2.3+     --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and an entity
      2.4+     --      Form of Agreement and Plan of Reorganization between Pentegra Dental Group, Inc. and an entity
      2.5+     --      Exchange Agreement dated July 31, 1997 among Pentegra Investments, Inc., Pentegra Dental
                         Group, Inc. and the stockholders named therein
      2.6+     --      Asset Contribution Agreement dated as of August 20, 1997 among Pentegra Dental Group, Inc.,
                         Pentegra, Ltd., Napili International and Omer K. Reed, D.D.S.
      2.7      --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         James P. Allen, D.D.S.
      2.8      --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Walter J. Anderson, D.D.S, Donald H. Plotkin, D.D.S, William H. Swilley,
                         D.D.S., William A. Cerny, D.D.S. and Graham A. Satchell, D.D.S., Inc., dba Anderson
                         Dental Group and Walter J. Anderson, D.D.S., Donald H. Plotkin, D.D.S., William A. Cerny,
                         D.D.S., Brian M. Ellis, D.D.S. and Afshan Kaviani, D.D.S.
      2.9      --      Asset Contribution Agreement dated August 15, 1997 by and among Pentegra Dental Group,
                         Inc., Ronnie Andress, D.D.S., Inc., and Ronnie Andress, D.D.S.
      2.10     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Victor H. Burdick, D.D.S., P.C., and Victor H. Burdick, D.D.S.
      2.11     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Marvin V. Cavallino, D.D.S., A Professional Corporation, and Marvin
                         Cavallino, D.D.S.
      2.12     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., James H. Clarke, Jr., D.D.S., Inc. and James H. Clarke, Jr., D.D.S.
      2.13     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Henry Cuttler, D.D.S.
      2.14     --      Agreement and Plan of Reorganization dated August 11, 1997 by and among Pentegra Dental
                         Group, Inc., Edward T. Dougherty, Jr., D.D.S., P.A., and Edward T. Dougherty, Jr., D.D.S.
      2.15     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Family Dental Centers, P.A., Steve Anderson, D.D.S. and Lindi B. Anderson, D.D.S.
      2.16     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Richard H. Fettig, D.D.S.
      2.17     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Alan H. Gerbholz, D.D.S., P.C. and The AMG Trust.
      2.18     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Michael J. Gershtenson, D.D.S., P.C. and Michael J. Gershtenson, D.D.S.
      2.19     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Mack E. Greder, D.D.S, P.C. and Mack Greder, D.D.S.

      2.20     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Salvatore J. Guarnieri, D.D.S.
      2.21     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Kent M. Hamilton, D.D.S, P.C. and Kent M. Hamilton, D.D.S.
      2.22     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         David R. Henderson, D.D.S
      2.23     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Stephen Hwang, D.D.S
      2.24     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Jackson Dental Partnership, Penn Jackson, Sr. and Penn Jackson, Jr.
      2.25     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Bruce A. Kanehl, D.D.S.
      2.26     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Roger Allen Kay, D.D.S, P.A. and Roger A. Kay, D.D.S.
      2.27     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Patrick T. Kelly, D.D.S, P.C. and Patrick T. Kelly, D.D.S.
      2.28     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Brian K. Kniff, D.D.S, P.C., Brian K. Kniff, D.D.S and Gordon Ledingham,
                         D.D.S.
      2.29     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Lakeview Dental, P.C. and Kevin Gasser, D.D.S.
      2.30     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Donald W. Lanning, D.D.S.
      2.31     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         David A. Little, D.D.S.
      2.32     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Susan E. Lunson, D.D.S., P.C. and Susan E. Lunson, D.D.S.
      2.33     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Richard W. Mains, Jr., D.M.D, P.C. and Richard W. Mains, Jr., D.M.D.
      2.34     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         James M. McDonough, D.D.S.
      2.35     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., James W. Medlock, D.D.S., P.A. and James Medlock, D.D.S.
      2.36     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., James Randy Mellard, D.D.S., M.S., P.C. and James Randy Mellard, D.D.S.,
                         M.S.
      2.37     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Mary B. Mellard, D.D.S., P.C. and Mary B. Mellard, D.D.S.
      2.38     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., T.L. Mullooly, D.D.S., Inc. and T.L. Mullooly, D.D.S.
      2.39     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Byron L. Novosad, D.D.S., Inc. and Byron L. Novosad, D.D.S.
      2.40     --      Asset Contribution Agreement dated August 20, 1997 by and among Pentegra Dental Group,
                         Inc., Randy O'Brien, D.D.S., Inc. and Randy O'Brien, D.D.S.
      2.41     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Terrence C. O'Keefe, D.D.S.

      2.42     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Harold A. Pebbles, D.D.S., P.C. and Harold Pebbles, D.D.S.
      2.43     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Jimmy F. Pinner, D.D.S.
      2.44     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Omer K. Reed, D.D.S., Ltd. and Omer K. Reed, D.D.S.
      2.45     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Richard Reinitz, D.D.S., P.C. and Richard Reinitz, D.D.S.
      2.46     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Greg Richards, D.D.S.
      2.47     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Richard N. Smith, DMD, P.C. and The Paradise Trust
      2.48     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         John N. Stellpflug, D.D.S.
      2.49     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Jack Stephens, D.D.S.
      2.50     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Y. Paul Suzuki, D.D.S., P.S. and Paul Suzuki, D.D.S.
      2.51     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Donald F. Tamborello, D.D.S.
      2.52     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Helena Thomas, D.D.S.
      2.53     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Louis J. Thornley, D.D.S., P.S. and Louis J. Thornley, D.D.S.
      2.54     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         S. Victor Uhrenholdt, D.D.S.
      2.55     --      Asset Contribution Agreement dated August 20, 1997 between Pentegra Dental Group, Inc. and
                         Scott Van Zandt, D.D.S.
      2.56     --      Agreement and Plan of Reorganization dated August 20, 1997 by and among Pentegra Dental
                         Group, Inc., Ronald M. Yaros, D.D.S., P.C. and Ron Yaros, D.D.S.
                       The schedules and exhibits to the foregoing acquisition agreements have not been filed as exhibits to this Registration Statement. Pursuant to Item 601(b)(2) of Regulation S-K,
                         Pentegra Dental Group, Inc. agrees to furnish a copy of such schedules and exhibits to the Commission upon request.
      3.1+     --      Restated Certificate of Incorporation of Pentegra Dental Group, Inc.
      3.2+     --      Bylaws of Pentegra Dental Group, Inc.
      4.1      --      Form of certificate evidencing ownership of Common Stock of Pentegra Dental Group, Inc.
      4.2+     --      Form of Registration Rights Agreement for Owners of Founding Affiliated Practices
      4.3+     --      Registration Rights Agreement dated September 30, 1997 between Pentegra Dental Group, Inc.
                         and the stockholders named therein
      5.1      --      Opinion of Jackson Walker L.L.P.
     10.1+     --      Pentegra Dental Group, Inc. 1997 Stock Compensation Plan
     10.2+     --      Employment Agreement dated July 31, 1997 between Pentegra Dental Group, Inc. and Omer K.
                         Reed, D.D.S.

     10.3+     --      Employment Agreement dated July 1, 1997 between Pentegra Dental Group, Inc. and Gary S.
                         Glatter
     10.4+     --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and John
                         Thayer
     10.5+     --      Employment Agreement dated September 1, 1997 between Pentegra Dental Group, Inc. and Sam H.
                         Carr
     10.6+     --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and James
                         Dunn, Jr.
     10.7+     --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and Kimberlee
                         K. Rozman
     10.8+     --      Form of Service Agreement
     23.1      --      Consent of Coopers & Lybrand, L.L.P.
     23.2      --      Consent of Jackson Walker L.L.P. (contained in Exhibit 5.1)
     23.3+     --      Consents of Director Nominees.
     24.1+     --      Power of Attorney (contained on the signature page of this Registration Statement).
     27.1      --      Financial Data Schedule.


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+   Previously filed.